Exhibit 96.1

WEST SLOPE URANIUM PROJECT: US DOE

URANIUM/VANADIUM LEASES JD-6, JD-7, JD-8, AND JD-9

INITIAL ASSESSMENT

US SEC Subpart 1300 Regulation S-K Report

Montrose County, Colorado, USA

PREPARED BY:

BRS INC

1130 Major Ave

Riverton, WY 82501

USA

PREPARED FOR:

ANFIELD ENERGY INC

2005-4390 Grange St.

Burnaby, BC V5H 1P6

CANADA

Qualified Persons

BRS INC.

Douglas L. Beahm, P.E., P.G.

Carl D. Warren, P.E., P.G.

June 12, 2025

Table of Contents:

1.0	EXECUTIVE SUMMARY	1

1.1	Interpretations and Conclusions	2
1.2	Recommendations	3
1.3	Risks	4
2.0	INTRODUCTION	6

2.1	Registrant	6
2.2	Terms of Reference	6
2.3	Information Sources and References	7
2.4	Inspection on the Property by Each Qualified Person	7
2.4.1	QP Qualifications	7
2.5	Previous Technical Report Summaries	8
3.0	PROPERTY DESCRIPTION	9

3.1	Property Description and Location	9
3.2	Mineral Rights	10
3.3	Surface Rights	11
3.4	Mineral Exploration Permit Requirements	11
3.5	Environmental Liabilities	12
3.6	State and Local Taxes	12
3.7	Encumbrances and Risks	12
4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	13

4.1	Physiography	13
4.2	Accessibility	13
4.3	Climate	13
4.4	Infrastructure and Local Resources	13
5.0	HISTORY	14

5.1	History of the DOE Lease Properties	14
5.1.1	Previous Mineral Resource Estimates	14
5.2	Past Production	14
6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT	16

6.1	Regional Geology	16
6.2	Structure	16
6.3	Stratigraphy	16
6.4	Mineralization	19
6.5	Local Geology and Drilling	19
7.0	EXPLORATION	30

7.1	Exploration	30
7.1.1	Previous Exploration	30
7.1.2	Qualified Person’s Interpretation of the Exploration Information	30
7.2	Drilling on Property	30
7.2.1	Overview	30
7.2.2	Drill Data Used in the Current Mineral Resource Estimation	31
7.2.3	Qualified Person’s Interpretation of the Exploration Information	31
7.2.4	Drill Hole Logging Procedure	31
7.2.5	Gamma Probe Calibration	31
7.2.6	Collar Surveys	32
7.2.7	Downhole Surveys	32
7.2.8	Radiometric Database	32
7.2.9	QP Statements Concerning Radiometric Drill Data	32
7.3	Core Data	32
7.4	Hydrogeology	32
7.5	Geotechnical Testing	32

8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY	33

9.0	DATA VERIFICATION	34

9.1	Drill Data	34
9.1.1	Grade and GT Verification	34
9.1.2	Drill Hole Locations	35
9.1.3	Downhole Deviation	36
9.3	Qualified Person’s Opinion on Data Adequacy	37
10.0	MINERAL PROCESSING AND METALLURGICAL TESTING	38

11.0	MINERAL RESOURCE ESTIMATES	39

11.1	Introduction	39
11.2	Modeling Data Preparation and Interpretation	39
11.3	Geological Model	40
11.4	GT Contour Modeling: Key Assumptions and Basis of Estimation	41
11.5	Radiometric Equilibrium	42
11.6	Commodity Price	43
11.6.1	Commodity Price Uranium	43
11.7	Reasonable Prospects of Economic Extraction and Cutoff Determination	44
11.7.1	Site Infrastructure	46
11.7.2	Mining Methods	47
11.7.3	Mineral Processing	47
11.7.4	Environmental Compliance and Permitting	48
11.8	Confidence Classification of Mineral Resource Estimate	48
11.9	Mineral Resource Statement	49
11.9.1	Mineral Resource Summary	49
11.10	Mineral Resource Estimates by Project Area	52
11.10.1	Indicated Mineral Resources, JD-6 Lease	52
11.10.2	Indicated Mineral Resources, JD-7 Lease	56
11.10.3	Indicated Mineral Resources, JD-8 Lease	62
11.10.4	Indicated Mineral Resources, JD-9 Lease	66
11.11	Risk Factors That May Affect the Mineral Resource Estimate	68
11.12	QP Opinion on the Mineral Resource Estimate	68
12.0	MINERAL RESERVE ESTIMATES	69

13.0	MINING METHODS	70

14.0	RECOVERY METHODS	71

15.0	INFRASTRUCTURE	72

16.0	MARKET STUDIES AND CONTRACTS	73

17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	74

18.0	CAPITAL AND OPERATING COSTS	75

19.0	ECONOMIC ANALYSIS	76

20.0	ADJACENT PROPERTIES	77

21.0	OTHER RELEVANT DATA AND INFORMATION	78

22.0	INTERPRETATION AND CONCLUSIONS	79

22.1	Conclusions	79
22.2	Risks and Opportunities	79
23.0	RECOMMENDATIONS	81

24.0	REFERENCES	82

24.1	Bibliography	82
25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	83

26.0	DATE AND SIGNATURE PAGE	84

Figures:

Figure 3-1:	Project Location Map	10
Figure 6-1:	Type Log	18
Figure 6-2:	Geologic Setting	20
Figure 6-3:	Diagrammatic cross section of Typical Roll-Tabular Uranium-Vanadium Mineralization in the Uravan Uranium Belt (adopted from Shawe 2011, Fig 15)	21
Figure 6-4:	Perspective view of part of a roll ore deposit typical of the Uravan Uranium Belt (adopted from Shawe 2011, Fig 14)	21
Figure 6-5:	JD-6 Lease: Drill Hole and Cross Section Location Map	22
Figure 6-6:	JD-7 Lease: Drill Hole and Cross Section Location Map	23
Figure 6-7:	JD-8 Lease: Drill Hole and Cross Section Location Map	24
Figure 6-8:	JD-9 Lease: Drill Hole and Cross Section Location Map	25
Figure 6-9:	JD-6 Lease: Cross Sections	26
Figure 6-10:	JD-7 Lease: Cross Sections	27
Figure 6-11:	JD-8 Lease: Cross Sections	28
Figure 6-12:	JD-9 Lease: Cross Sections	29
Figure 9-1:	Database Comparison to Original Geophysical Logs	35
Figure 11.1	– Commodity Price	43
Figure 11-2:	JD-6 LEASE: Zone B GT Banding & T Contours	54
Figure 11-3:	JD-6 LEASE: Zone C GT Banding & T Contours	55
Figure 11-4:	JD-7 LEASE: Zone A GT Banding & T Contours	58
Figure 11-5:	JD-7 LEASE: Zone B GT Banding & T Contours	59
Figure 11-6:	JD-7 LEASE: Zone C GT Banding & T Contours	60
Figure 11-7:	JD-7 LEASE: Zone D GT Banding & T Contours	61
Figure 11-8:	JD-8 LEASE: Zone A GT Banding & T Contours	63
Figure 11-9:	JD-8 LEASE: Zone B GT Banding & T Contours	64
Figure 11-10:	JD-8 LEASE: Zone C GT Banding & T Contours	65
Figure 11-11:	JD-9 LEASE: Zone C GT Banding & T Contours	67

Tables:

Table 1-1:	Total Indicated Mineral Resources Uranium	2
Table 1-2:	Total Inferred Mineral Resources Vanadium	3
Table 2-1:	Terms and Abbreviations	6
Table 3-1:	DOE Lease Royalties	11
Table 5-2:	Past Production by Leases and Claims	15
Table 9-1:	Downhole Deviation Summary by Lease	36
Table 11-1:	Cutoff Calculation	46
Table 11-2:	Total Indicated Mineral Resources Uranium	50
Table 11-3:	Total Inferred Mineral Resources Vanadium	51
Table 11-4:	Indicated Mineral Resources Uranium, JD-6 Lease	52
Table 11-5:	Indicated Mineral Resources Uranium, JD-7 Lease	56
Table 11-6:	Indicated Mineral Resources Uranium, JD-8 Lease	62
Table 11-7:	Indicated Mineral Resources Uranium, JD-9 Lease	66
Table 23-1:	Phase 1 Recommendations	81
Table 25-1:	Information Provided by the Registrant	83

1.0	EXECUTIVE SUMMARY

The US Department of Energy (US DOE) Uranium/Vanadium Leases Project (the Project) is located within the Uravan Mineral District of southwestern Colorado, approximately 10 miles west of Naturita, Colorado (see Figure 2-1), within Sections 16 to 22, 29, 30, T46N, R17W, 6th P.M., of Montrose County, Colorado. The approximate geographic center of the project is Latitude 38.224629° North, Longitude 108.760915° West. Refr to Figure 3.1.

The Project consists of four adjacent US DOE Mineral Leases, JD-6, JD-7, JD-8, and JD-9, that were previously developed and mined by Cotter Corporation from the late 1970s to early 2000s. All four leases experienced underground mining activity over the 30-year period. In addition, the JD-7 lease also had significant open pit stripping performed to less than 100 feet of the top of mineralization.

●	JD-6 Lease (DE-RO01-19LM0254: effective July 6, 2020)

Consists of 325 acres, located within Sections 21 and 22, T46N, R17W, 6th P.M.

●	JD-7 Lease (DE-RO01-19LM0255: effective July 6, 2020)

Consists of 320 acres of the main mineable lease and an adjacent lease, JD-7A, which is intended for placement of overburden extracted from the open-pit. The Lease is located within Sections 16, 17, 21, and 22, T46N, R17W, 6th P.M.

●	JD-8 Lease (DE-RO01-19LM0256: effective July 6, 2020)

Consists of 813 acres, located within Sections 18, 19, and 20, T46N, R17W, 6th P.M.

●	JD-9 Lease (DE-RO01-19LM0257: effective July 6, 2020)

Consists of 897 acres, located within Sections 19, 29, and 30, T46N, R17W, 6th P.M.

Uranium mineralization is present as uranium oxides and uranium/vanadium mineral assemblages. Mineralization is sandstone-hosted, and channel-bound into tabular and lenticular deposits within the Saltwash member of the Jurassic Morrison Formation.

Uranium and vanadium have been previously recovered from these deposits primarily by random room and pillar underground mining methods. The mined material was processed through Cotter Corporation’s Canon City mill, a conventional acid leach uranium/vanadium mill.

The US DOE Leases have been previously mined. From the 1950s to early 2000s, extensive mineral exploration by drilling defined significant uranium and vanadium resources on the four leases. Considerable mine-related infrastructure was built by Cotter Corporation on the leases, including adits and underground stopes, an open-pit, and associated underground and surface infrastructure. More than 1.3 million pounds of uranium (U3O8) and 6.6 million pounds of vanadium (V2O5) were produced from the leases and adjacent lode mining claims (Behre Dolbear, 2007).

Each of the mine sites has an existing mine permit, bonding and reclamation responsibilities. The existing mine permits address reclamation of the sites. New permits for mine operations will need to be filed with the Colorado Division of Reclamation, Mining, and Safety (DRMS). These are brownfield sites and baseline environmental studies are current.

Mineral Resource estimates for the four leases, JD-6, JD-7, JD-8, and JD-9, were completed for and are the subject of this Initial Assessment.

1.1	Interpretations and Conclusions

This Initial Assessment (IA) for the Project has been prepared in accordance with the regulations set forth in S-K 1300 (Part 229 of the 1933 Securities Act). Its objective is to disclose the mineral resources at the Project.

Drill data was available for 2,198 drill holes. Mineral resources were estimated using the Grade times Thickness (GT) Contour method. The drill data was verified as discussed in Section 9 and is considered by the authors to be reliable for the purposes of this IA. The primary data modeled are equivalent uranium values as determined by downhole geophysical logging and reported as eU3O8. A radiometric disequilibrium factor of 1 was used.

The drill spacing in most areas is sufficient to support a higher level of mineral resource classification, however, as there has not been any recent confirmatory drilling, the uranium mineral resource estimates reported here are considered Indicated Mineral Resources.

Estimated Indicated Mineral resources for uranium are reported at a GT cutoff of 0.50 with a minimum grade of 0.05% eU3O8 as summarized on Table 1-1 which follows.

Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with CIM standards. However, considerations of reasonable prospects for eventual economic extraction were applied to the mineral resource calculations herein.

Table 1-1:	Total Indicated Mineral Resources Uranium

Uranium Indicated Mineral Resource	GT Cutoff (ft%)	AVG. Thickness (ft)	AVG. Grade (%eU3O8)	Tons	Pounds (eU3O8)

JD-6 Lease	0.5	3.4	0.27	31,000	171,000

JD-7 Lease	0.5	6.6	0.21	722,000	3,083,000

JD-8 Lease	0.5	4.6	0.24	199,000	960,000

JD-9 Lease	0.5	5.6	0.21	108,000	453,000

Indicated Mineral Resource eU3O8	0.5	6.0	0.22	1,060,000	4,667,000

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50 (4 ft. of 0.125% eU3O8), with a Vanadium to Uranium Ratio 5 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound. Refer to Section 11.6.

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

10. “GT cutoff” is a marginal cutoff grade and is based on costs for mining, haulage, mineral processing, and taxes and royalties but does not include, reclamation and capital expenditure write-off as these costs are borne by the primary mined material. Refer to Section 11.7.

Vanadium grade was estimated using the historical results of mining and comparative review of the limited number of intercepts assayed for vanadium content for each of the lease tracts. In general, the ratio of vanadium to uranium (V:U) in the Uravan mineralized deposits is typically 5:1 to 7:1. Past production from the JD6 through JD9 leases shows a V;U ratio of 5.8:1. Vanadium resources were estimated using the more conservative 5:1 ratio. Whereas there are limited vanadium assays available for vanadium mineral resource estimation, the mineral resource estimate is considered as an Inferred Mineral Resource for vanadium.

Table 1-2 provides a summary of inferred vanadium mineral resources based on the uranium grade and GT cutoffs and reasonable prospects for economic extraction applied to the estimated uranium mineral resource.

Table 1-2:	Total Inferred Mineral Resources Vanadium

Vanadium Inferred Mineral Resource	GT Cutoff (ft%) Based On Uranium	AVG. Grade %V2O5	Tons	Pounds (V2O5)

JD-6 Lease	.5	1.36	31,000	855,000

JD-7 Lease	.5	1.07	722,000	15,415,000

JD-8 Lease	.5	1.21	199,000	4,800,000

JD-9 Lease	.5	1.05	108,000	2,265,000

Inferred Mineral Resource V2O5	.5	1.10	1,060,000	23,335,000

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50 (4 ft. of 0.125% eU3O8), with a Vanadium to Uranium Ratio 5 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound. Refer to Section 11.6.

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution.

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

10. “GT cutoff” is a marginal cutoff grade and is based on costs for mining, haulage, mineral processing, and taxes and royalties but does not include, reclamation and capital expenditure write-off as these costs are borne by the primary mined material. Refer to Section 11.7.

1.2	Recommendations

The recommended project development program, summarized in Section 23, includes collection of core samples from select areas across the project in a manner representative of the overall resource area and/or complete test mining to obtain a bulk sample of mineralized material.

●	Analyze the samples for uranium, vanadium, and radium to evaluate disequilibrium and the ratio of vanadium to uranium.
●	Complete bench scale testing of mechanical sorting of the mined material prior to mineral processing to upgrade the mined material.

●	Complete bench scale metallurgical testing of the bulk sample for anticipated mill processing alternatives including conventional milling, vat and heap leaching.
●	Completion of a PEA or PFS.
●	Total estimated expenditures of $750,000 (US dollars).

1.3	Risks

It is the authors’ opinion that the risks associated with this project are moderate as there has been past mining on the leases and the mine workings generally remain open and accessible. In addition, mining permits are in place although they would need to be updated. However, there are risks similar in nature to other mining projects in general and uranium mining projects specifically, i.e., risks common to mining projects include:

●	risks associated with mineral reserve and resource estimates, including the risk of errors in assumptions or methodologies.
●	risks associated with estimating mineral extraction and recovery, forecasting future price levels necessary to support mineral extraction and recovery.
●	uncertainties and liabilities inherent to conventional mineral extraction and recovery.
●	geological, technical and processing problems, including unanticipated metallurgical difficulties, less than expected recoveries, ground control problems, process upsets, and equipment malfunctions.
●	risks associated with labor costs, labor disturbances, and unavailability of skilled labor.
●	risks associated with the availability and/or fluctuations in the costs of raw materials and consumables used in the production processes.
●

risks associated with environmental compliance and permitting, including those created by changes in environmental legislation and regulation, and delays in obtaining permits and licenses that could impact expected mineral extraction and recovery levels and costs.

●	actions taken by regulatory authorities with respect to mineral extraction and recovery activities.

The Project should anticipate some specific risks as follows:

●

Based on the experience of other proposed mines in the Colorado Plateau, some level of public opposition is expected. However, Anfield controls the Shootaring Canyon (Ticaboo) mill near Ticaboo, Utah. The mill has a source material license from the State of Utah. The mill would require updating and revision of permits to allow operations and the mill would require refurbishment, but it is considered reasonable to presume mined material from the Project could ultimately be processed at Ticaboo.

●	The combined royalty burden from both Cotter and the DOE is considered excessive in comparison to typical industry practice and may inhibit the development of the Project.

Readers are cautioned that any estimate of forward cost or commodity price is by its nature forward-looking. It would be unreasonable to rely on any such forward-looking statements and information as creating any legal rights. The statements and information are not guarantees and may involve known and unknown risks and uncertainties, and actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward-looking statements or information as a result of various factors. Such risks and uncertainties include risks generally encountered in the exploration, development, operation, and closure of mineral properties and processing facilities. Forward-looking statements are subject to a variety of known and unknown risks and uncertainties.

[The remainder of this page is intentionally left blank.]

2.0	INTRODUCTION

2.1	Registrant

This Initial Assessment (IA) was prepared on behalf of Anfield Energy Inc. (Anfield) for its Velvet-Wood uranium/vanadium project (the Project) located in San Juan County, Utah, USA.

Anfield was incorporated in the Province of British Columbie on September 12, 1986, with the Head Office located at 2005-4390 Grange Street, Burnaby, British Columbia, Canada, V5H 1P6.

This IA was prepared for Anfield by BRS Inc (BRS) under the supervision of Douglas Beahm, PE, PG and co-authored by Carl Warren. The objective of this IA is to disclose the mineral resources of the project.

2.2	Terms of Reference

This report was prepared on behalf of Anfield for its US DOE uranium/vanadium project in Montrose County, Colorado, in compliance with the requirements of S-K 1300 (Part 229 of the 1933 Securities Act). This technical report addresses the US DOE leases’ geology, uranium mineralization, historical resource estimates, and historical exploration and mine development work. In addition, this report includes the results of current mineral resource estimates that have been prepared in accordance with the regulations set forth in S-K 1300 (Part 229 of the 1933 Securities Act).

Units of measurement, unless otherwise indicated, are feet (ft), miles, acres, pounds (lbs), and short tons (2,000 lbs). Uranium oxide is expressed as % U3O8, the standard market unit. Uranium values based on gamma equivalency % eU3O8 (equivalent U3O8 by calibrated geophysical logging unit). Vanadium oxide is expressed as % V2O5. Unless otherwise indicated, all references to dollars ($) are reported as United States currency. Additional units of measurement are tabulated as follows:

Table 2-1:	Terms and Abbreviations

URANIUM SPECIFIC TERMS AND ABBREVIATIONS

Grade		Parts Per Million	ppm U3O8	Weight Percent	%U3O8

Radiometric Equivalent Grade			ppm eU3O8		% eU3O8

Thickness		meters	M	Feet	Ft

Grade Thickness Product		grade x meters	GT(m)	grade x feet	GT(Ft)

GENERAL TERMS AND ABBREVIATIONS

	METRIC		US		Metric: US
	Term	Abbreviation	Term	Abbreviation	Conversion

Area	Square Meters	m2	Square Feet	Ft2	10.76

	Hectare	Ha	Acre	Ac	2.47

Volume	Cubic Meters	m3	Cubic Yards	Cy	1.308

Length	Meter	m	Feet	Ft	3.28

	Meter	m	Yard	Yd	1.09

Distance	Kilometer	km	Mile	mile	0.6214

Weight	Kilogram	kg	Pound	Lb	2.20

	Metric Tonne	Tonne	Short Ton	Ton	1.10

2.3	Information Sources and References

This IA is based upon unpublished factual data including drill-hole maps, mineralized intercept data, gamma-logs, resource calculations, underground mapping, and other information from the original files and records of Cotter Corporation.

2.4	Inspection on the Property by Each Qualified Person

From August 3 to 5, 2021, Terrence Osier, PG, of BRS Inc. visited the office of Cotter Corporation in Nucla, Colorado, at the direction of the principal qualified person Douglas Beahm. Mr. Osier reviewed the available database for the JD-6, JD-7, JD-8, and JD-9 properties. A portion of the available data was transported to the BRS office in Riverton, Wyoming for digitization and more extensive review. On August 5, 2021, Mr. Osier visited each of the lease tracts as BRS’ representative, accompanied by Scott Pottorff, site manager for Highbury Resources Inc., a subsidiary of Anfield Energy (Highbury). During the site visit, Mr. Osier observed and photographed the remaining surface infrastructure and mine portals at each of the leases, and the open-pit intended for access to a portion of the uranium and vanadium mineralization at the JD-7 lease. Underground access was not available at that time. Mineralized materials were noted at each of the sites, as exposed in mine dump areas. Mr. Osier brought the physical data to BRS’ office in Riverton, Wyoming where it has been secured. Mr. Osier reported the findings of his field visit to the authors of this report and was under the direct supervision of the principal author Douglas Beahm.

Additional site visits have been conducted by BRS since the initial visits in 2021. Site visits were performed most recently by BRS staff on March 3 and 4, 2024. Included in that inspection were BRS Inc’s principal qualified person Douglas Beahm, as well as Harold Hutson and Carl Warren. A detailed inventory of the existing mining infrastructure was collected, and existing reclamation responsibilities were discussed with DOE representatives. Access to the underground workings was provided to BRS at this time.

Carl Warren, co-author, also conducted a detailed inspection of the JD-8 mine on March 12, 2025. As part of this investigation Mr. Warren collected representative face and underground mineralized stockpiles for analysis and metallurgical testing. The analysis and testing is ongoing and is expected to provide additional information relative to the ratio of vanadium to uranium and parameters for conventional mill recovery of vanadium and uranium.

2.4.1	QP Qualifications

BRS Inc., the author of this report, is an independent qualified engineering and geological consulting firm located in Riverton, Wyoming, USA. BRS has provided professional consulting service to the mineral resource industry including numerous uranium projects in the Western US and other locations. BRS is a registered professional engineering company in Wyoming.

Mr. Beahm is a Qualified Person (“QP”) and co-author of this IA. Mr. Mr. Beahm is a QP under the S-K 1300 standards as a Professional Engineer, Professional Geologist, and a SME Registered Member with over 50 years of professional experience. Mr. Beahm is not fully independent of Anfield as he currently serves as their Chief Operating Officer (COO) on a contractual basis.

Carl Warren is an independent QP and co-author of this IA. Mr. Warren is a P.E., P.G., with over 17 years of experience in the mining and geology industries including underground and open pit mining, ore control, core logging, uranium exploration, and resource modelling.

2.5	Previous Technical Report Summaries

Anfield has not previously filed an IA on the Project under SK-1300 standards.

Previous technical reports prepared under Canada’s NI 43-101 and CIM guidance include:

“US DOE Uranium/Vanadium Leases JD-6, JD-7, JD-8, and JD-9 Montrose County, Colorado, USA” prepared for Anfield Energy Inc. by Douglas L. Beahm, Carl Warren, and Joshua Stewart, April 10, 2022.

[The remainder of this page is intentionally left blank.]

3.0	PROPERTY DESCRIPTION

3.1	Property Description and Location

The Project is located within the Uravan Mineral District of southwestern Colorado, approximately 10 miles west of Naturita, Colorado (see Figure 2-1), within Sections 16 to 22, 29, 30, Township 46 North, Range 17 West, 6th Principal Meridian, Montrose County, Colorado. The approximate geographic center of the project is Latitude 38.224629° North, Longitude 108.760915° West. The Project consists of four adjacent US DOE 10-year Mineral Leases, JD-6, JD-7, JD-8, and JD-9, that were previously developed and mined by Cotter Corporation from the late 1970s to early 2000s. All of the four leases experienced underground mining activity over the 30-year period. Meanwhile the JD-7 lease also had significant open pit stripping performed to within 100 feet of the top of mineralization.

The current Project includes four contiguous US DOE leases: JD-6, JD-7, JD-8, and JD-9.

●	JD-6 Lease (DE-RO01-19LM0254: effective July 6, 2020)

Consists of 530 acres, located within Sections 21 and 22, T46N, R17W, 6th P.M. (Approximate Centroid: UTM 12S 697356.17 m E, 4232873.70 m N)

●	JD-7 Lease (DE-RO01-19LM0255: effective July 6, 2020)

Consists of 493 acres of the main mineable lease and an adjacent lease, JD-7A, which is intended for placement of overburden extracted from the open-pit. The Lease is located within Sections 16, 17, 21, and 22, T46N, R17W, 6th P.M.

(Approximate Centroid: UTM 12S 696937.91 m E, 4234331.66 m N)

●	JD-8 Lease (DE-RO01-19LM0256: effective July 6, 2020)

Consists of 955 acres, located within Sections 18, 19, and 20, T46N, R17W, 6th P.M.

(Approximate Centroid: UTM 12S 694578.23 m E, 4233344.81 m N)

●	JD-9 Lease (DE-RO01-19LM0257: effective July 6, 2020)

Consists of 1,036 acres, located within Sections 19, 29, and 30, T46N, R17W, 6th P.M.

(Approximate Centroid: UTM 12S 693806.67 m E, 4231832.63 m N)

Refer to Figure 3.1.

[The remainder of this page is intentionally left blank.]

Figure 3-1:	Project Location Map

PROJECT LOCATION
T46N R17W
UTAH
COLORADO
NEW MEXICO
ARIZONA
DENVER
SALT LAKE CITY
SANTA FE
LEGEND
PROJECT TOWNSHIP LINE
ANFIELD HELD
US DOE LEASES
GRAPHIC SCALE
6,000'
0
3,000'
6,000'
1 inch = 6,000 feet
TOWNSHIP 46 NORTH RANGE 17 WEST
San Miguel
Coal
Second
Park
Strip Mine
Long Park
Paradox
Creek
Gravel Pits
Gravel Pit
Calamity
First
Sawtooth Ridge
River
Vancorum
Naturita
Mesa
Landing Strips
Monogram
Honeymoon Mine
Happy Mine
Firebird Mine
Dry Creek
Draw
Box
Tuttle

3.2	Mineral Rights

On March 1, 2019, Anfield reported the acquisition of nine past-producing uranium and vanadium properties in southwestern Colorado, and the Charlie in-situ project in northeastern Wyoming. The subject US DOE Leases of this report, JD-6, 7, 8, and 9, were included in this transaction. Cotter received 11,051,775 common shares of Anfield Energy. Cotter retained a royalty in the amount of 15% on uranium and vanadium produced from the properties.

On February 20, 2020, Anfield signed a binding agreement with Cotter, whereby Cotter issued a Letter of Credit as required by applicable Government entities to facilitate Anfield obtaining Replacement Surety Bonds (Bonds) for US$2,400,000 (Principal) in connection to the US DOE leases (including 6 others in the greater area). On or before the one-year anniversary of the agreement date, Anfield was required to pledge sufficient security under the Bonds to obtain the release of the Letter of Credit and pay US$360,000, equal to 15% of the principal owed to Cotter. During the six months ended June 30, 2021, Anfield lifted the Letter of Credit issued by Cotter by making a cash collateral payment of US$1,200,000 to cover the entirety of the reclamation bond amount and US$360,000 payment for the Replacement Fee.

In addition to the overriding royalty to Cotter, a yearly royalty, and a production royalty of mined material (per dry ton), is payable to the US DOE and varies by lease as follows:

Table 3-1:	DOE Lease Royalties

Lease No.	Yearly Advance Royalty Payment	Royalty payments due upon mining

JD-6 (DE-RO01-19LM70254)	$28,300	19.92%

JD-7 (DE-RO01-19LM70255)	$87,100	16.86%

JD-8 (DE-RO01-19LM70256)	$13,600	15.02%

JD-9 (DE-RO01-19LM70257)	$21,800	16.26%

The annual royalty payments shall be credited against the royalty bid payments upon successful mineral extraction from the individual leases.

3.3	Surface Rights

The surface rights to the four lease tracts are controlled by the US DOE. Adjacent lands are controlled by the US Bureau of Land Management or are other US DOE lease tracts.

3.4	Mineral Exploration Permit Requirements

Each of the sites within this project have had past mining and each have mining permits through the Colorado Department of Reclamation and Mining and Safety (DRMS).

●	The JD-6 lease consists of 530 acres, and the DRMS reclamation permit for the lease applies to 6.24 acres of the lease tract.
●

The JD-7 lease consists of 493 acres on the DOE mining lease and 120 acres on the JD-7A lease, which is used for overburden placement from the open-pit mine. The DRMS reclamation permit for the JD-7 mine specifies an area of no greater than 650 acres of the lease tract may be disturbed.

●	The JD-8 lease consists of 955 acres, and the DRMS reclamation permit applies to 20.96 acres of the lease tract.
●	The JD-9 lease consists of 1,036 acres, and the DRMS reclamation permit applies to 26.77 acres of the lease tract.

At the time the leases were mined the mined material was shipped to Cotter’s Canon City, Colorado mill for processing. The Cotter mill no longer processes mined material and mined material from the Project would have to be processed at another facility. Anfield controls the Shootaring Canyon (Ticaboo) mill near Ticaboo, Utah. The mill has a source material license from the State of Utah which would require updating and revision to allow operations. The mill would require refurbishment, but it is considered reasonable to presume mined material from the Project could ultimately be processed at Ticaboo.

Future development would require a range of different permits and licenses for mining and/or mineral processing. Similarly, a variety of environmental studies would be required depending on the development options.

The mines have current permits for underground mining and in the case of JD-7, open pit mine operations. These permits would need to be updated along with the appropriate BLM Plan of Operations. These are the primary mining permits, however additional permits will likely include but would not be limited to: air quality (emissions and fugitive dust), water quality (erosion control and discharge permits), land use and construction permits.

3.5	Environmental Liabilities

Current mine permit bonds are $1.82 million US. Future development whether mining or mineral processing would require adequate decommissioning and reclamation bonds for the life of the planned operations.

3.6	State and Local Taxes

Mineral severance taxes in Colorado are at a rate of 2.38% of gross value. Property tax would apply in Utah if the Ticaboo mill. Current annual taxes are approximately $20,000. These would likely increase if the mill were refurbished.

3.7	Encumbrances and Risks

To the authors’ knowledge there are no other forms of encumbrance or specific risks to the Project other than those aforementioned.

[The remainder of this page is intentionally left blank.]

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1	Physiography

The Project area is typical of the mesa and canyon topography of southwest Colorado. Monogram Mesa dominates the setting, lying immediately south of Paradox Basin. The four lease tracts are located along the flanks of Monogram Mesa. The elevation varies from about 5,700 to 7,100 ft above sea level in the Project area.

Vegetation is typical of a semi-arid, southern climate and generally sparse to fair. Flora consists of juniper and piñon pines along with sage and other brush, forbs, grasses, and cacti typical of a semi-arid, southern climate.

4.2	Accessibility

The US DOE Leases can be reached by taking Colorado Highway 141 west approximately 1.5 miles from Naturita, turning south on State Highway 90, and then proceeding approximately 9 miles west. There, heading south on a maintained gravel road to Monogram Mesa accesses the JD-6, JD-8, and JD-9 Lease tracts. The JD-7 Lease is accessed by another gravel road, which heads south from State Highway 90, approximately 1.5 miles west from the Monogram Mesa access road.

4.3	Climate

The Property climate is semi-arid to arid and receives annual precipitation of 7-12 inches with most precipitation falling in the form of spring rains and late autumn to early spring snows. The summer months are usually hot, dry, and clear except for infrequent, monsoonal rains. Due to the dry climate, all streams in the area are ephemeral to low flow, fed by storm runoff and the occasional groundwater seep. Temperatures range from approximately 70 to 90°F in the summer season, and 10 to 40°F in the winter season.

The Project can be accessed and operated year-round.

4.4	Infrastructure and Local Resources

Although there are no sources of goods and services in the immediate vicinity of the project, there are adequate supplies of equipment, services, and work force at the city of Grand Junction, approximately 90 miles to the north. The nearby towns of Naturita and Nucla provide limited goods and services for exploration drilling activities. Skilled labor for mining and mining contractors are available in the area. The sites have been previously mined and there are sources of water (wells), electrical power, and access roads to each site.

[The remainder of this page is intentionally left blank.]

5.0	HISTORY

5.1	History of the DOE Lease Properties

Beginning in the 1950s, the leases were explored by the US Atomic Energy Commission (US AEC, now US DOE). Later, the leases were obtained by Cotter Corporation which extensively explored them by surface drilling methods. Extensive mineralized deposits were delineated, and underground mining was completed on each of the leases from the late 1970s to early 2000s. The JD-7 Lease also underwent surface mining, with preliminary stripping of an open-pit completed to within 100 feet of the top of mineralization. Previous mineral resource estimates are provided in Table 5-1. Past production on the leases, including from adjacent lode mining claims, is detailed below in Table 5-2.

5.1.1	Previous Mineral Resource Estimates

A historic mineral resource estimate by Behre Dolbear (2007) reported a “global resource estimate” for the four lease tracts from an in-house estimate generated by Cotter Corporation. This resource estimate did not comply with current requirements or utilize current mineral resource classifications. Thus, this historical resource estimate cannot be stated herein. Refer to Section 11 for current mineral resource estimates.

BRS staff has evaluated the quality and quantity of the historical assay data for the project and has prepared an updated mineral resource estimate for the four US DOE leases, as discussed in Section 11 of this report.

5.2	Past Production

Each of the four lease tracts were the subject of underground mining. Lease JD-7 was also partially developed by open-pit mining. However, overburden stripping ceased within 100 feet of the top of mineralized materials and no open-pit mineral production was completed. Table 5-2 details the recovered pounds of uranium and vanadium from each of the leases. The total recovered pounds include those from adjacent lode mining claims, the totals of which were not differentiated in the reported production numbers:

[The remainder of this page is intentionally left blank.]

Table 5-2: Past Production by Leases and Claims

DOE Lease and Lode Mining Claims	Acres	Past Production Leases & Claims (Pounds U3O8) (Pounds V2O5)
		1977-2002	2003-2006	Total

JD-6 Mineral Joe claims	530 120	279,902 1,910,463	68,223 396,630	348,125 2,307,093

JD-7 JD-7A, Palmer Ranch Sugar claims	493 120 240 120	46,280 125,410	- -	46,280 125,410

JD-8 Doagy, Opera Box claims	955 35	- -	35,704 151,501	35,704 151,501

JD-9 Lasso claims	1,036 40	128,584 701,553	98,127 512,433	226,711 1,213,986

Project Total		454,766 2,737,426	202,054 1,060,564	656,820 3,797,990

Source: Behre-Dolbear, 2007

[The remainder of this page is intentionally left blank.]

6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1	Regional Geology

The Project is in the Uravan Mineral Belt of the Colorado Plateau which is a physiographic province spanning southwestern Colorado and southeastern Utah. The Colorado Plateau is a block of continental crust that has been tectonically stable since the early Paleozoic. This extended period of stability allowed for thick deposition of clastic, carbonate, and evaporitic sediments. Beginning approximately 25-30 million years ago, the Plateau was subjected to extensive uplift of 4,000 to 6,000 feet. The uplift was related to changing plate motions and stress directions due to basin and range development to the west of the Colorado Plateau in central Utah and Nevada. Over the past 6-9 million years, rapid uplift caused extensive downcutting by streams, resulting in the canyonlands topography of today.

Sedimentary strata within the Plateau hosts numerous uranium and vanadium deposits. Most of these mineralized deposits are within the Pennsylvanian Hermosa Formation, the Permian Cutler Formation, the Triassic Chinle Formation, and the Jurassic Morrison Formation; the latter being the host rock of mineralization at the Project. The overwhelming majority of past uranium and vanadium production in the Uravan district was from the Saltwash member of the Morrison Formation.

The Morrison Formation is recognized as an aggrading, terrigenous, fan-shaped fluvial sequence of sediments. The provenance of the sediments was likely from uplifted terrane in the present-day areas of south-central Utah and north-central Arizona.

During the Jurassic, rising salt domes, which caused anticlinal and synclinal folding, were the positive topographic features that dictated the direction of river systems flowing from the highlands to the southwest. This resulted in a pattern of high sandstone to mudstone ratios in synclinal valleys that flanked the elongated salt domes at the time. The high ratio of sandstone to mudstone allowed for increased permeability and porosity. This permitted increased fluid flow, which later influenced the formation of the uranium and vanadium deposits. Thicker sequences of sandstone were generally more conducive for development of the mineralized zones of uranium and vanadium.

6.2	Structure

The geologic structure in the Project area varies, depending on location. On the eastern flank of Monogram Mesa (JD-6, JD-7, JD-8) there are numerous synthetic and antithetic faults striking NW-SE that drop down mostly to the east, toward the basin center of Paradox Valley. Small horst blocks were also developed between opposing faults. Atop Monogram Mesa and on its western side (JD-9), the bedding is mostly flat to very shallow dipping. The uranium/vanadium mineralization pre-dates the structural history that created the numerous small faults (Carter, 1954), and in the mineralization at the JD-7 Lease, faulting can be observed to cut across mineralized zones.

6.3	Stratigraphy

The surficial geology of the Project area is quite variable, depending on topography and location along the flank of Monogram Mesa. Extensive light-red sandy, silty wind-blown, and reworked material mantles the mesa tops. The flanks of the leases near JD-6 and JD-7 are comprised of talus slopes of varying rock types, and landslide deposits predominantly from the Brushy Basin mudstone. In the valley bottom of Paradox Basin, the wind-blown materials are intermixed with disintegrated slope wash deposits (Carter, 1954).

[The remainder of this page is intentionally left blank.]

Figure 6-1: Type Log

Lower Cretaceous
Burro Canyon Formation
Lower interbedded SS/MS Units: Largely unaltered and Inconsistently Mineralized (JD-6)
Upper Jurassic
Morrison Formation
Upper interbedded SS/MS Units: Mineralized in JD-7 and JD-8
Brushy Basin Member
Lower interbedded SS/MS Unit: Mineralized in JD-6, JD-7, JD-8 and JD-9
Top Rim Forming Unit: Mineralized in Leases JD-6, JD-7, JD-8 and JD-9
Middle Rim Forming Unit: Mineralized in Leases JD-6 and JD-9
Saltwash Member
Bottom Rim Forming Unit: Mineralized in Leases JD-6 and JD-8
VERTICAL SCALE: 1"=60'

6.4	Mineralization

The uranium and vanadium bearing minerals occur as fine-grained coatings in detrital grains. These minerals fill pore spaces between the grains and replace carbonaceous material and some detrital grains.

The primary uranium mineral is uraninite, with minor amounts of coffinite. Montroseite is the primary vanadium mineral, along with vanadium clays and hydromica. Metal sulfides occur in trace amounts. Mineralization typically occurs in the tabular to lenticular bodies within sedimentary bedding but may also cut across sedimentary bedding to form highly irregular shapes (see Figures 6-3 and 6-4). The mineralized bodies have an average thickness of 2 to 4-ft, and range in size from a few feet wide to several hundred feet wide. The length of the deposits varies from several feet to hundreds of feet. See Figures 6-5 to 6-8 for drill hole and cross section location maps and Figures 6-9 to 6-12 for cross sections by lease area.

6.5	Local Geology and Drilling

The uranium and vanadium mineralization at the Property is hosted within the Jurassic Morrison Formation. The Morrison Formation is separated into two members: the upper Brushy Basin member and the lower Saltwash member. The Brushy Basin member consists of reddish-brown and greenish-gray mudstone, siltstone, sandstone, and conglomerate. The Saltwash member is the primary host for known mineralization of uranium and vanadium at the Project, and is composed of fluvial sandstone and mudstone, averaging 350 feet thick. The Saltwash member is further sub-divided into three parts, the upper, middle, and lower units. The upper and lower units are composed of nearly continuous layers of sandstone interbedded with thin layers of mudstone, and the middle unit is primarily mudstone and siltstone, with discontinuous lenses of sandstone.

[The remainder of this page is intentionally left blank.]

Figure 6-2: Geologic Setting

T46N R17W
D.O.E LEASE BLOCK C-JD-7
D.O.E LEASE BLOCK C-JD-8
D.O.E LEASE BLOCK C-JD-6
D.O.E LEASE BLOCK C-JD-9
MINERALIZED UNITS
LEGEND
TOWNSHIP LINE
US DOE LEASE BOUNDARIES
Geology mapped by Fred W. Cater, Jr., R. P. Fisher, and W. L. Stokes in 1944 and 1947
GRAPHIC SCALE
1 inch = 1,800 feet

Figure 6-3:	Diagrammatic cross section of Typical Roll-Tabular Uranium-Vanadium Mineralization in the Uravan Uranium Belt (adopted from Shawe 2011, Fig 15)

Figure 6-4:	Perspective view of part of a roll ore deposit typical of the Uravan Uranium Belt (adopted from Shawe 2011, Fig 14)

Figure 6-5:	JD-6 Lease: Drill Hole and Cross Section Location Map

LEGEND
PROPERTY BOUNDARY
DRILL HOLE LOCATION
BARREN DRILL HOLE LOCATION
CROSS SECTION ALIGNMENT
ZONE A MINERALIZATION
ZONE B MINERALIZATION
ZONE C MINERALIZATION
ZONE D MINERALIZATION
ZONE E MINERALIZATION
A
A'
B
B'
D.O.E LEASE BLOCK C-JD-6 BOUNDARY

Figure 6-6:	JD-7 Lease: Drill Hole and Cross Section Location Map

LEGEND
PROPERTY BOUNDARY
DRILL HOLE LOCATION
BARREN DRILL HOLE LOCATION
CROSS SECTION ALIGNMENT
ZONE A MINERALIZATION
ZONE B MINERALIZATION
ZONE C MINERALIZATION
ZONE D MINERALIZATION
1 inch = 400'
A
A'
B
B'
D.O.E. LEASE BLOCK C-JD-7 BOUNDARY
D.O.E. LEASE BLOCK C-JD-7 BOUNDARY
D.O.E. LEASE BLOCK C-JD-7 BOUNDARY

Figure 6-7:	JD-8 Lease: Drill Hole and Cross Section Location Map

LEGEND
PROPERTY BOUNDARY
DRILL HOLE LOCATION
BARREN DRILL HOLE LOCATION
CROSS SECTION ALIGNMENT
ZONE A MINERALIZATION
ZONE B MINERALIZATION
ZONE C MINERALIZATION
A
A'
B
B'
D.O.E LEASE BLOCK C-JD-8 BOUNDARY
D.O.E LEASE BLOCK C-JD-8 BOUNDARY
D.O.E LEASE BLOCK C-JD-8 BOUNDARY
D.O.E LEASE BLOCK C-JD-8 BOUNDARY

Figure 6-8:	JD-9 Lease: Drill Hole and Cross Section Location Map

D.O.E LEASE BLOCK C-JD-8 BOUNDARY
D.O.E LEASE BLOCK C-JD-9 BOUNDARY
D.O.E LEASE BLOCK C-JD-9 BOUNDARY
D.O.E LEASE BLOCK C-JD-9 BOUNDARY
A
A'
B
B'
1 inch = 500'
LEGEND
PROPERTY BOUNDARY
DRILL HOLE LOCATION
BARREN DRILL HOLE LOCATION
CROSS SECTION ALIGNMENT
ZONE A MINERALIZATION
ZONE B MINERALIZATION
ZONE C MINERALIZATION

Figure 6-9:	JD-6 Lease: Cross Sections

A
A'
Burro Canyon Formation
Morrison Formation
Station
B
B'
Burro Canyon Formation
Morrison Formation
Station
LEGEND
INDICATED RESOURCE
BURRO CANYON FORMATION
MORRISON FORMATION
BRUSHY BASIN MEMBER
UPPER INTERBEDDED SS/MS UNIT
LOWER INTERBEDDED SS/MS UNIT
SALTWASH MEMBER
TOP RIM FORMING UNIT
MIDDLE RIM FORMING UNIT
BOTTOM RIM FORMING UNIT
1 inch = 400'

Figure 6-10:	JD-7 Lease: Cross Sections

A
A'
Station
B
B'
Station
LEGEND
INDICATED RESOURCE
BURRO CANYON FORMATION
MORRISON FORMATION
BRUSHY BASIN MEMBER
UPPER INTERBEDDED SS/MS UNIT
LOWER INTERBEDDED SS/MS UNIT
SALTWASH MEMBER
TOP RIM FORMING UNIT
MIDDLE RIM FORMING UNIT
BOTTOM RIM FORMING UNIT

Figure 6-11:	JD-8 Lease: Cross Sections

A
A'
B
B'
LEGEND
INDICATED RESOURCE
BURRO CANYON FORMATION
MORRISON FORMATION
BRUSHY BASIN MEMBER
UPPER INTERBEDDED SS/MS UNIT
LOWER INTERBEDDED SS/MS UNIT
TOP RIM FORMING UNIT
SALTWASH MEMBER
MIDDLE RIM FORMING UNIT
BOTTOM RIM FORMING UNIT
500'
0'
250'
500'
1 inch = 500'

Figure 6-12:	JD-9 Lease: Cross Sections

A
A'
Burro Canyon Formation
Morrison Formation
Station
B
B'
Burro Canyon Formation
Morrison Formation
Station
LEGEND
INDICATED RESOURCE
BURRO CANYON FORMATION
MORRISON FORMATION
BRUSHY BASIN MEMBER
UPPER INTERBEDDED SS/MS UNIT
LOWER INTERBEDDED SS/MS UNIT
SALTWASH MEMBER
TOP RIM FORMING UNIT
MIDDLE RIM FORMING UNIT
BOTTOM RIM FORMING UNIT
400' 0' 200' 400'
1 inch = 400'

7.0	EXPLORATION

7.1	Exploration

Anfield has not carried out any exploration activities or drilling at the Project to define or otherwise evaluate the uranium deposits outlined by the previous operators of the US DOE Lease project. The most recent exploration drilling occurred in the early 2000s, by Cotter Corporation.

7.1.1	Previous Exploration

The subsequent table summarizes the phases of the historical exploration on the project. As described in Section 5: History, historical production occurred on the properties from 1977-2006.

Company	Period	Exploration Activities

AEC	1950s	Limited aerial radiometric surveying, Ground prospecting

Cotter Corporation	Late 1970s– early 2000s	Metallurgical testing, Exploration drilling with 2,198 drill holes, Feasibility studies

7.1.2	Qualified Person’s Interpretation of the Exploration Information

The QP considers the exploration completed to date on the Project to be consistent with industry standards of the time.

7.2	Drilling on Property

7.2.1	Overview

The main operator of the Leases was Cotter Corporation, following limited exploration drilling in the 1950s by the USGS on behalf of the US AEC.

All the drilling was vertical and utilized truck-mounted rotary drill rigs. Upon completion the holes were logged with a geophysical tool that recorded spontaneous potential, resistivity, and natural gamma. The holes were also logged to determine the extent and direction of drift during drilling of the hole.

Vanadium was sampled and assayed to a limited extent. The estimation of vanadium mineral resources is based on the observed ratio of vanadium to uranium from the limited drilling assays and mining on the Project and in the region.

The qualified person considers the available drill data suitable for the estimation of mineral resource for the purposes of this report

7.2.2	Drill Data Used in the Current Mineral Resource Estimation

Drill data was available for 2,198 drill holes, totaling approximately 1,250,370 feet drilled.

The current drill hole database consists of:

●	JD-6 Lease; 403 drill holes in total of which 188 were barren
●	JD-7 Lease; 705 drill holes in total of which 214 were barren
●	JD-8 Lease; 537 drill holes in total of which 245 were barren
●	JD-9 Lease; 553 drill holes in total of which 259 were barren

The uranium quantities and grades are reported as equivalent %U3O8 (%eU3O8), as measured by downhole gamma logging.

The locations of the drill holes are shown on Figures 6-5 through 6-8 for the JD-6, JD-7, JD-8, and JD-9 leases, respectively.

Cross sectional representations of the drill data are provided on Figures 6-9 through 6-12 for the JD-6, JD-7, JD-8, and JD-9 leases, respectively.

7.2.3	Qualified Person’s Interpretation of the Exploration Information

The QP considers the exploration completed to date on the Project to be consistent with industry standards and adequate to support mineral resource estimation subject to the qualifications as discussed in section 11 of this IA.

7.2.4	Drill Hole Logging Procedure

Upon completion the holes were logged with a geophysical tool that recorded spontaneous potential, resistivity, and natural gamma. The holes were also logged to determine the extent and direction of drift during drilling of the hole. The Issuer had the original logs which were provided to the QP for use in the preparation of this report.

7.2.5	Gamma Probe Calibration

Natural gamma logs were calibrated using the standard DOE (Formerly AEC) calibration facilities in Grand Junction, Colorado. The authors have reviewed the original geophysical logs. They are complete with standard calibration factors. The interpolation of the logs has been verified as discussed in Section 9.

7.2.6	Collar Surveys

Collar surveys were conducted by Cotter Corporation during the original development of the project. These collar locations were noted in several places including the Cotter Drill hole hard-copy data base and plotted on corresponding maps.

7.2.7	Downhole Surveys

Down-hole surveys were performed historically, and the original logs were available to the author. Each downhole log typically consisted of gamma-ray, resistivity, and spontaneous potential curves plotted by depth.

7.2.8	Radiometric Database

Radiometric data was summarized per drill hole by Cotter Corporation. This data was available for review and data extraction from paper hard copies. The hard copy data included drillhole name, drilling and logging date, collar location coordinates, drift information (if collected), drilling direction, logging parameters, and logging intercepts. The radiometric database used for the resource model discussed in this IA was prepared from this paper hard copy data and verified as discussed in Section 9.

7.2.9	QP Statements Concerning Radiometric Drill Data

The qualified person reviewed the methodology of the drilling and downhole logging procedures employed during the past drilling programs and the database derived from those programs to be reliable for the purposes of this IA.

7.3	Core Data

No physical core or original core data was directly available to the author for review.

7.4	Hydrogeology

Hydrogeologic data was directly available to the author for review.

7.5	Geotechnical Testing

No geotechnical data was directly available to the author for review.

[The remainder of this page is intentionally left blank.]

8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY

The database used in the report is historical in nature. Anfield has not performed any exploratory activities on the Property. The primary assay data for the Project is downhole geophysical logging. Historically, the mineralized uranium intercepts from the gamma-logs were calculated by Cotter Corporation’s in-house geophysical logging and geology department, creating a printout of the gamma-ray logs, and outlining the mineral intercepts at various cutoffs. Each downhole log typically consisted of gamma-ray, resistivity, and spontaneous potential curves plotted by depth. BRS created a digital database from this information including the hole location, elevation, downhole drift, and mineralized intercepts. The digital data was checked and compared to available drill hole maps.

Interpretation of radiometric equivalent uranium grades was verified by re-interpretation of a representative portion of the original geophysical logs, as discussed in Section 9.

The resistivity and spontaneous potential curves are mainly used to identify and correlate the sandstones and mudstones. The gamma-ray curves are used to measure the equivalent amounts of uranium oxide (eU3O8) present in the rock. The logging equipment was regularly calibrated at test pits operated by the Department of Energy (previously the Atomic Energy Commission) at Grand Junction, Colorado in accordance with industry standards at the time.

Additional data includes limited vanadium chemical assays of cored intervals or drill cuttings. The vanadium assay data complimented the historical mineral production records to determine the ratio of vanadium to uranium. Production records show a vanadium:uranium ratio of 5.8:1 for the project (Behre Dolbear, 2007). The mineral resource estimates use a lower vanadium:uranium ration of 5:1 as a conservative measure as described in Section 11.

It is the authors’ opinion that the sample preparation, security, and analytical procedures were in keeping with industry practice and are adequate for the purposes of this report.

[The remainder of this page is intentionally left blank.]

9.0	DATA VERIFICATION

The primary assay data for the Project is downhole geophysical log data, all of which is historical in nature; Anfield has yet to drill on the Property. The author has examined the geophysical logs in possession of the Company for the US DOE lease tracts, explored during the 1950s by the USGS on behalf of the US AEC, and later from the 1970s to early 2000s by Cotter Corporation. The Company also owns an extensive library of geophysical, geological, and mine permitting and development documents and data that served as a basis for evaluating the Project.

9.1	Drill Data

The historical data meets the standards employed by the uranium exploration and mining industry in the United States at the time it was collected. Cotter Corporation was a significant explorer and developer of uranium deposits in the western United States. The data collected was generated professionally and is considered adequate for the calculation of new mineral resources.

BRS personnel generated a digital database from the original database hardcopy files produced by Cotter Corporation. The files included: Drill hole ID, northing and easting coordinates (NAD-27, Colorado South state plane), collar elevation, depth drilled, drift direction and distance (if recorded), total depth drilled, and depth, thickness, and grade %eU3O8. In addition to the hard copy database, original downhole geophysical logs were available for a subset of the data. These geophysical logs were reinterpreted and then used to verify the Cotter database.

When posted, vanadium grade % was also entered in the excel file. However, vanadium grade % is very limited in scope in the Cotter database. For the estimates of contained vanadium in the mineral resources, the average ratio of the mined material (vanadium to uranium) from past mineral production at each lease tract, was utilized. Typically, this is a 5:1 to 7:1 ratio, vanadium to uranium, in the Uravan district. For those posted intercepts in the historical database, with both uranium and vanadium grade %s, a comparison of their ratios was overall similar to those reported from past production.

9.1.1	Grade and GT Verification

Radiometric equivalent data for the depth, thickness and grade of uranium was available in the original files from the Cotter Corporation for each drill hole used in the mineral resource calculation.

The AEC published information on the calibration standards for geophysical logging and on gamma log interpretation methods (Dodd and Droullard, 1967). The standard manual log interpretation method was the half-amplitude method (Century, 1975). The AEC and its successor agency the Energy Research and Development Administration (ERDA) conducted workshops on gamma-ray logging techniques and interpretation as did private companies including Century Geophysical. The principal author, Mr. Beahm, attended the geophysical log interpretation workshop conducted by Century Geophysical. On November 19, 1976, the author received certification in geophysical log interpretation from Century after attending their short course.

For verification purposes, 33 drill holes containing 51 mineralized intercepts were selected representing the range of mineralization observed from each of the four JD leases in rough proportion to the numbers of drill holes within each lease. The qualified person re-calculated the mineralized intercepts for each drill hole to verify the original log interpretation. Mineralization in the verification drill holes ranged from a high GT value of 9.10 to a low value of 0.14. Barren holes were examined but not included in the analysis.

Verification by the principal author, Mr. Beahm, confirmed that the drill hole database reasonably reflects the depth, thickness and radiometric equivalent uranium grade from the original geophysical logs. The only discrepancy noted was the omission of isolated mineralized intercepts of lower grade and thickness which were not included in the data. The author concurs with the omission of these intercepts as they would not be included in a mineral resource calculation based on reasonable prospects of economic extraction.

Re-calculation by the author shows the original interpretation of radiometric equivalent uranium grade is approximately 5% less the re-calculated values by linear regression analysis. Thus, use of the original interpolated radiometric equivalent values would be conservative.

Figure 9-1 is a comparison of the drill hole database values to those re-calculated by the Author using the standard half-amplitude log interpolation method. The linear regression analysis shows a strong correlation (R2 value of 0.98) between the original and current data interpretations.

Figure 9-1:	Database Comparison to Original Geophysical Logs

Drill Data Verification JD lease
y = 1.0525x + 0.0139
R² = 0.9847
GT Interpretation 1976-1993
Current BRS GT Interpretation 2022
0
1
2
3
4
5
6
7
8
9
10
0
1
2
3
4
5
6
7
8
9

Note: By linear regression analysis the Database GT values are 5% less than the re-interpreted GT values. By comparison of the sum of the GT values in the Database GT values are 6% less than the re-interpreted GT values.

9.1.2	Drill Hole Locations

Exact drill hole collar locations could not be confirmed on the ground by recent survey as evidence of the exact collar locations have deteriorated or been reclaimed. However, drill hole location data was taken from the Cotter database and verified to be within less than 30 ft of the georectified maps containing corresponding collar data. In the case that a drill hole’s location could not be minimally confirmed it was removed from the dataset.

9.1.3	Downhole Deviation

All historical drilling on the Project was completed vertically. The dip of the formation is relatively flat, 1-3° to the west, except in the fault zone along the eastern flank of Monogram Mesa in the JD-6 and JD-7 leases. Following gamma logging, a deviation tool was lowered down the hole, resulting in a graphical plot showing horizontal distance from vertical and the drift direction at the select intervals recorded. The drift was typically plotted on drill hole location maps as a straight line (e.g., 100 feet at N45°W), when in fact the drift plots can be rather erratic, reflective of the true nature of how the drill bit penetrated the substrata. The Author elected to utilize the surface plot of the drill holes to reflect the same usage of Cotter Corporation, and direct comparison to the historical drill hole and underground maps.

Each lease tract had varying amounts of drift data collected. A total of 403 drill holes were completed in the JD-6 lease tract, 705 in the JD-7 lease, 537 in the JD-8 lease and 553 in the JD-9 lease tract. Of these totals the JD-6 and JD-8 leases had the highest percentages of drift data gathered covering 95% and 91% of drill holes, respectively. This compares to JD-7 Lease at the low end of 8% of total drill holes with drift data and JD-9 having 53%.

The variation in level of drift data collection was dependent upon the depth to mineralization, date range of the holes drilled, and the amount of drift expected by the operating engineer where their assessment would be based upon drilling depth and geology. The leases with the deepest drill holes generally experience the largest drifts. The JD-7 lease drill holes were the shallowest of the data set, having an average depth of 341 feet and the least average linear drift of 1.3 feet. Conversely, drill holes in the JD-6 and JD-8 leases were deeper having average total depths of 745 feet and 634 feet, respectively. As such the average linear drifts of JD-6 and JD-8 were larger at 21.4 feet and 35.2 feet, respectively. Please see Table 12.1 for a summary of drifting data per DEO lease area.

Table 9-1:	Downhole Deviation Summary by Lease

Lease	Total Drillholes	Percent with Drift Data	Average Total Depth Drilled (feet)	Average Drift (feet)
				Northing	Easting	Linear Total

JD-6	403	95%	745	4.0	-21.0	21.4

JD-7	705	8%	341	1.3	0.4	1.3

JD-8	537	91%	634	31.4	15.9	35.2

JD-9	553	53%	667	-19	7	20.2

All the available drift data was used when modelling the Indicated Mineral Resource.

9.2	Bulk Density

Bulk density data is available for the Project from previous technical reports and studies completed by Cotter Corporation, resulting in 14.5 cubic feet per ton (2.21 tonnes per cubic meter) for the mineralized, host sandstone. This was the typical tonnage factor used by the mining companies across the greater Uravan mineral district. The author recommends a density factor of 14.5 cubic feet per ton (2.21 tonnes per cubic meter) be used for the mineral resource calculations, based on available data and personal mining experience in similar sandstone-hosted deposits.

9.3	Qualified Person’s Opinion on Data Adequacy

Verification by the principal author, Mr. Beahm, confirmed that the drill hole database reasonably reflects the depth, thickness and radiometric equivalent uranium grade from the original geophysical logs. The only discrepancy noted was the omission of isolated mineralized intercepts of lower grade and thickness which were not included in the data. The author concurs with the omission of these intercepts as they would not be included in a mineral resource calculation based on reasonable prospects of economic extraction.

Re-calculation by the author shows the original interpretation of radiometric equivalent uranium grade is approximately 5% less than the re-calculated values by linear regression analysis. Thus, use of the original interpolated radiometric equivalent values would be conservative.

[The remainder of this page is intentionally left blank.]

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING

Specific metallurgical reports for the project were not located by the authors during their review of available data. Anfield has not conducted any metallurgical tests for mineral processing at these sites. Each of the sites within the project were mined and the mined material processed at the Cotter Corporation’s Canon City, Colorado mill during the period of 1977 through 2006. It is reported that some 1.3 million pounds of uranium and 6.6 million pounds of vanadium were recovered from the material mined on the JD leases. The mill is no longer operational but was a conventional acid leach mill (Behre Dolbear, 2007).

During the period 1953-1980, there were as many as 24 uranium and uranium/vanadium mills operating in the Colorado Plateau region of Arizona, Utah, Colorado, and New Mexico. The “gold standard” reference for the industry through 1970 was Merritt, 1971. If the vanadium content of the mill feed was sufficiently high, the mill usually had a vanadium byproduct circuit. A notable example was the Navajo mill at Shiprock, NM, built by Kerr-McGee Oil Industries Inc., later acquired by Vanadium Corporation of America and its successor, Foote Mineral Company. For operations without vanadium circuits, a vanadium penalty was sometimes assessed for toll and custom shippers.

The plants with vanadium recovery circuits leached at a higher free acid concentration corresponding to pH 0.5-1.5 and recovered vanadium from the uranium SX waste solution (“raffinate”) in another SX circuit with a different extractant, typically an aliphatic phosphoric acid, or with a different concentration in the organic phase of the same extractant.

Overall recoveries of uranium were typically in the range of 93 to 97 percent and vanadium recoveries were 70 to 80 percent, depending on mineralogy and the extent to which soluble losses could be minimized during solid/liquid separation. It is very likely that the Shootaring Canyon mill will be able to achieve at least 96 percent U3O8 recovery, especially given the unusually high average feed grades of 0.24 to 0.29% U3O8 and the high free acid concentration during leaching. The vanadium plant will have the advantage of state-of-art instrumentation and process control and may readily achieve 80% V2O5 recovery.

The authors conclude that the mineralized material from the project can be recovered by conventional milling. It is recommended that representative samples of mineralized material either from coring or small-scale mining be obtained for metallurgical testing via conventional milling, heap leaching, and vat leaching.

[The remainder of this page is intentionally left blank.]

11.0	MINERAL RESOURCE ESTIMATES

11.1	Introduction

This technical report provides estimates of mineral resources on a portion of the US DOE Leases controlled by Anfield. Drill data was available for 2,198 drill holes, totaling at least 1,250,370 feet drilled. The effective date of the mineral resource estimate is April 9, 2022. Mineral resources for uranium were estimated using the Grade times Thickness (GT) Contour method. Mineral resources for vanadium, associated with uranium, were estimated based on available data relative to the ratio of vanadium to uranium (V:U ratio)

The primary data modeled are equivalent uranium values as determined by downhole geophysical logging and reported as eU3O8. Radiometric equilibrium was evaluated, and a disequilibrium factor of 1 was used; no chemical enrichment was applied to the resource estimate. The minimum uranium grade included in the estimate was 0.05% eU3O8. No formal economic evaluation, Preliminary Economic Assessment (PEA), Preliminary Feasibility study (PFS), or Feasibility Study (FS) has been completed. While mineral resources are not mineral reserves and do not have a demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional mining under current and reasonably foreseeable conditions. Through the application of a 0.5 GT cutoff and exclusion of isolated areas of mineralization the average estimated mined grade is 0.197 % eU3O8.

11.2	Modeling Data Preparation and Interpretation

Drill data was available for 2,198 drill holes, totaling approximately 1,250,370 feet drilled.

The current drill hole database consists of:

●	JD-6 Lease; 403 drill holes in total of which 188 were barren
●	JD-7 Lease; 705 drill holes in total of which 214 were barren
●	JD-8 Lease; 537 drill holes in total of which 245 were barren
●	JD-9 Lease; 553 drill holes in total of which 259 were barren

The uranium quantities and grades are reported as equivalent %U3O8 (%eU3O8), as measured by downhole gamma logging. Data preparation included digitally transcribing and compiling drill hole locations and downhole mineralized interval data from hard-copy drilling data sheets within the Project areas. Data verification is discussed in detail in Section 9 of this IA. Mineralized intercepts were then screened by 3-dimensional location to separate discrete sand domains into mineral zones.

The following criteria were used to build the digital databases summarized above

●

Individual mineralized intervals were identified in each drill hole using characteristics of shape and position of natural gamma radiation from electric logs. Cutoff criteria were applied to screen-in intervals above 0.05% eU3O8 for underground mining methods and screen out intervals below 0.05% as waste.

●	Where drift data was available, intercept locations in X, Y, Z were adjusted to reflect that drift. Otherwise, the drilling data was assumed to be vertical.

●	The individual intercepts were then composited for sum Grade x Thickness contour modeling.
●	Compositing intervals into Grade x Thickness inclusive of dilution:
○	Compositing of multiple intervals which were over the 0.05% cutoff and vertically proximal enough to be kept within an underground maximum mine face/stope up to 15ft in thickness.
○	If composited intervals were found to be too thick to be reasonably minable, one or more of the compositing intercepts was dropped from the dataset to determine the most reasonable minable thickness.
●	Sum Grade x Thickness data sets were then split out by 3-D Zone for GT Contour modeling at a 0.1 ft% modeling base contour.

The QP considers the data used for the mineral resource estimate to be adequately prepared and is satisfied that the digital data are adequate for the indicated mineral resource estimation.

11.3	Geological Model

Geologic interpretation of the mineralized host sands was used, along with the intercepts that met the minimum cutoff grade and thickness, to develop a geologic framework or model to estimate the mineral resources at the Project. Each intercept was evaluated based on its geophysical log expression and location relative to adjacent intercepts. Whenever possible, geophysical logs were used to correlate and project intercepts between drill holes. The mineralized envelope was created by using the top and bottom of each intercept that was within the geologic horizon. Total downhole drift was applied to all intercepts which had that data available. The intercepts that were used to make this envelope were then used to construct the resource model via inverse distance squared GT contour method.

Drill spacing in JD-7, JD-8, and JD-9 varies and was completed on roughly 200-foot centers overall. The nominal spacing between drill holes in the resource areas is approximately 100 feet. Drill spacing in JD-6 area varies from roughly 200-foot to 300-foot centers. The nominal drill spacing within the mineral resource areas is approximately 100 feet. Drilling depths varied across the four leases with the shallowest being in JD-7 averaging about 340 feet and the deepest in JD-6 with 750 feet on average. JD-8 and JD-9 averaged 630 feet and 670 feet, respectively.

The current geologic and resource model reflects multiple sand zones over the stratigraphic thickness of approximately 350 feet thickness over the mid to lower portion of the Brushy Basin and upper portion of the Salt Wash member of the Jurassic-age Morrison Formation. Multiple normal faults in JD-7 split the resource into four zones for modelling. In JD-6, JD-8, and JD-9, three to four discrete mineralized zones of the fluvial sandstone were identified for modelling. The mineralized bodies are elongated, tabular, horizontal pods or trends. An anisotropy favoring the general direction of the trend of the deposits was applied to model for each of the areas. The general direction of the mineralized trend had an azimuth of 300 degrees.

Following the removal of intercepts which did not meet the minimum grade criteria of 0.05% eU3O8, the remaining intercept data was separated by discrete zone and grade thickness (GT). To establish an initial geologic limit to the projection of mineralization within each zone, an elliptical area of influence was applied to each drill hole interval location which met the 0.10 ft% GT cutoff. Each ellipse was located with its center drillhole collar location or the linearly drifted location of total depth when the drift data was available.

The major axis of each ellipse of influence was oriented parallel to the direction of mineral anisotropy. The major radius of influence was 200 feet from each drill hole parallel to the mineralization anisotropy and 100 feet perpendicular to that anisotropy. From this basis of influence the GT contour method was then employed constructing major contours using geologic interpretation of each intercept compared to the intercepts immediately adjacent to one another. Refinement of the geologic limit and projection of mineralization along trend was then based on specific correlation and interpretation of geophysical longs on a hole-by-hole basis.

11.4	GT Contour Modeling: Key Assumptions and Basis of Estimation

The mineral resource estimate was completed using the inverse distance squared GT (Grade x Thickness) Contour Modeling method for each of the individual mineralized zones of the deposit. The Contour Modeling Method, also known as the Grade x Thickness (GT) method, is a well-established approach for estimating uranium resources and has been in use since the 1950’s in the US. The technique is most useful in estimating tonnage and average grade of relatively planar bodies where the lateral extent of the mineralized body is much greater than its thickness, as was observed from drill data at Leases JD-6, JD-7, JD-8, and JD-9.

For tabular style deposits the GT method provides a clear illustration of the distribution of the thickness and average grade of uranium mineralization. The GT method is particularly applicable to the four lease areas as it can be effective in reducing the undue influence of high-grade or thick intersections as well as the effects of widely spaced, irregularly spaced, or clustered drill holes. This method also makes it possible for the geologist to fit the contour pattern to the geologic interpretation of the deposit.

For each zone within the lease areas of the project, limits of mineralization were determined by interpretation of the drill data. Within these limits the GT and T (Grade x Thickness and Thickness) were contoured. Although an automated contouring program was used to produce the model surface itself, 3-dimensional (3D) limits were established where appropriate to constrain the estimate. For example, drill holes with GT values several times the average were limited in their area of influence by manually constructing a set of breaklines in the model. The volume of the 3D model is then calculated using CAD program software. To that volume, a bulk unit weight of 14.5 cubic feet per ton (2.21 tonnes per cubic meter) is applied to calculate the pounds of eU3O8. Similarly, the tons of resource are estimated using the same methodology for constructing a 3D model of mineral Thickness (T) withing the same area. Grade is then calculated by dividing GT model eU3O8 pounds by T model calculated resource tons.

The GT contour method is used as common practice for Mineral Reserve and Mineral Resource estimates for similar sandstone-hosted uranium projects. It is the opinion of the author that the GT contour method, when properly constrained by geologic interpretation, provides an accurate estimation of contained pounds of uranium.

The current drill hole database consists of:

●	JD-6 Lease; 403 drill holes in total of which 188 were barren
●	JD-7 Lease; 705 drill holes in total of which 214 were barren
●	JD-8 Lease; 537 drill holes in total of which 245 were barren
●	JD-9 Lease; 553 drill holes in total of which 259 were barren

For the estimate of contained vanadium, individual assay results were limited. Thus, the ratio of vanadium to uranium) of mining results from the individual leases is 5.8:1. This ratio is in the range of the Uravan district (typically 5:1 to 7:1), vanadium to uranium. For the estimation of vanadium mineral resources, a vanadium/uranium ratio of 5:1 was used as a conservative measure.

11.5	Radiometric Equilibrium

Radioactive isotopes decay until they reach a stable non-radioactive state. The radioactive decay products are of two general categories: the first being the sub-atomic energy generating product (i.e., the radiation) and the second being the atomic isotope. Decay product isotopes are referred to as daughters and occur down what is known as a decay chain. When all the decay products are maintained in close association with the primary uranium isotope U238 for the order of a million years or more, the decay chain will reach equilibrium with the parent isotope; meaning that the daughter isotopes will be decaying in the same quantity as they are being created (McKay, 2007).

An otherwise equilibrated decay system may be put into a state of disequilibrium when one or more decay products are mobilized and removed from the system because of differences in solubility between uranium and its daughter isotopes. In addition, both the primary isotope of uranium U238 and its daughters emit different forms of radiation as they decay. The primary field instruments for the indirect measurement of uranium, either surface or down-hole probes, measure gamma radiation. Within the uranium decay the gamma emitting elements are primarily Radium226, Bismuth214, and Uranium with Radium226 being the dominant source of gamma radiation.

Disequilibrium is considered positive when there is a higher proportion of uranium present compared to daughters and negative when daughters are accumulated, and uranium is depleted. The disequilibrium factor (DEF) is determined by comparing radiometric equivalent uranium grade eU3O8 to chemical uranium grade. Radiometric equilibrium is represented by DEF of 1, positive radiometric equilibrium by a factor greater than 1, and negative radiometric equilibrium by a factor of less than 1.

Negative disequilibrium occurs when uranium is separated from its daughters, specifically Radium. This occurs when the uranium mineralization is oxidized, liberating the uranium but leaving the radium in place.

The uranium mineralization within the project is complexed with vanadium and is located within reduced sandstone horizons. These geologic factors inhibit the oxidation of uranium. While site specific radiometric equilibrium data is not available to the authors at this time it is recommended that a DEF of 1.0 be assumed for the %eU3O8 grade of mineralized intercepts.

It is recommended that representative samples of mineralization be collected either by core or small-scale test mining for metallurgical testing. Such samples should also be used to evaluate radiometric equilibrium conditions.

[The remainder of this page is intentionally left blank.]

11.6	Commodity Price

11.6.1	Commodity Price Uranium

Uranium does not trade on the open market, and many of the private sales contracts are not publicly disclosed since buyers and sellers negotiate contracts privately.

When determining commodity prices and cut-offs to use for mineral estimates, the Company reviewed current analyst forecasts for commodity prices for uranium and vanadium, including those in Figure 11.1 below.

Figure 11.1	– Commodity Price

Company	Date	2025	2026	2027	2028	2029	LT
B. Riley Securities	01-Feb-24	$97.65	$101.38	$104.89	$107.97	$80.00	$80.00
Bank of America	08-Jan-24	$115.00	$85.00	$75.00	$65.00	$55.00	$55.00
BMO	25-Jun-24	$88.00	$85.00	$85.00	$90.00	$75.00	$75.00
Bell Potter	17-Feb-25	$82.00	$113.00	$125.00	$105.00	$90.00	$90.00
Beacon	21-Jan-25	$75.00	$75.00	$75.00	$75.00	$75.00	$75.00
Canaccord	4-Feb-25	$82.50	$110.00	$90.00	$90.00	$90.00	$90.00
Cantor	2-Feb-24	$130.00	$140.00	$145.00	$150.00	$150.00	$150.00
CIBC	5-Feb-25	$90.00	$95.00	$80.00	$80.00	$80.00	$80.00
Citigroup	4-Jun-24	$110.00	$110.00	$115.00	$115.00	$115.00	$115.00
Cormark	9-Feb-24	$80.00	$80.00	$80.00	$80.00	$90.00	$90.00
Eight Capital	22-Apr-24	$110.00	$120.00	$110.00	$75.00	$75.00	$75.00
Goldman Sachs	01-Apr-24	$90.00	$90.00	$90.00	$90.00	$90.00	$90.00
Haywood	15-Feb-24	$110.00	$110.00	$95.00	$85.00	$85.00	$85.00
HC Wainwright	7-Mar-24	$90.00	$90.00	$90.00	$90.00	$90.00	$90.00
Jeffries	8-Apr-24	$123.00	$110.00	$90.00	$74.00	$65.00	$65.00
Macquarie	25-Jan-24	$90.00	$90.00	$76.30	$76.30	$76.30	$76.30
National Bank	16-Dec-24	$91.00	$103.00	$103.00	$90.00	$85.00	$85.00
Ventum	11-Feb-25	$75.00	$85.00	$85.00	$85.00	$85.00	$85.00
Raymond James	5-Feb-25	$79.53	$83.83	$85.00	$85.00	$85.00	$85.00
RBC	5-Dec-24	$85.00	$95.00	$90.00	$85.00	$100.00	$100.00
Red Cloud	10-Jan-25	$85.00	$90.00	$90.00	$90.00	$90.00	$90.00
Roth Capital	23-Oct-24	$97.50	$100.00	$90.00	$90.00	$90.00	$90.00
Scotia	5-Feb-25	$80.00	$90.00	$95.00	$100.00	$75.00	$75.00
Shaw & Partners	16-Oct-24	$124.00	$150.00	$150.00	$140.00	$120.00	$100.00
SCP	23-Feb-24	$120.00	$100.00	$100.00	$80.00	$80.00	$80.00
TD	5-Feb-25	$83.00	$100.00	$100.00	$100.00	$80.00	$80.00
UBS	12-Dec-24	$78.00	$80.00	$82.50	$82.50	$82.50	$82.50

Analyst Consensus - All (27 Firms)		$94.86	$99.30	$96.17	$91.70	$87.18	$86.44

Analyst Consensus - T6M (14 Firms)		$86.25	$97.85	$95.75	$92.68	$87.68	$86.25

Company	Date	2025	2026	2027	2028	2029	LT
Alliance Global Partners	13-Jan-25	-	-	-	-	-	$8.00
H.C.Wainwright	12-Feb-25	$5.25	$5.25	$5.25	$5.25	$5.25	$5.25
RBC	19-Nov-24	$7.00	$8.00	$8.00	$8.00	$8.00	$8.00
Red Cloud	07-Jan-25	$6.00	$8.00	$8.00	$8.00	$8.00	$8.00

Average		$6.08	$7.08	$7.08	$7.08	$7.08	$7.31

Future prices for uranium are projected by analysts to be greater than $70 per pound used in the determination of cutoff criteria. Future prices for vanadium reflect the world market and are lower than $12 per pound used in the determination of cutoff criteria. Future prices for U.S. produced vanadium will depend on supply and demand. World vanadium supply in 2024 was driven by Russia, China, South Africa, and Australia. No production in the U.S. was reported for

2023 or 2024 according to the U.S. Geological Survey. With respect to supply, Russia does not provide vanadium to the U.S. and U.S. trade negotiations with China may affect supply. With respect to demand, new Chinese standards for rebar and increased use of vanadium redox flow batteries are expected to increase demand. Historically, vanadium prices have risen dramatically during periods of high demand and restricted supply. Vanadium pentoxide price ranged from $5.45 to $16.40 per pound in the period from 2019 through 2024.The lowest price occurred in 2024 and the highest price in 2019 according to the U.S. Geological Survey. As recently as August 9, 2022, Energy Fuels Inc. announced their Q2-2022 results which states; ‘As a result of strengthening vanadium markets, during the six months ended June 30, 2022, the Company sold approximately 575,000 pounds of V2O5 at a gross weighted average price of $13.44 per pound of V2O5.’ This private sale in the US was well above the world average and is considered by the authors as more representative of domestic sales expected for US production.”

The Company and the QPs believes that these factors, among others, may increase the price for U.S. produced vanadium in future years and has therefore used a using a long-term vanadium price of US$12 per pound.

The Company also notes that applying the analyst projected long-term commodity prices for uranium and vanadium, Figure 11.1, to gross valuation of the mined material used in the evaluation of cutoff criterion, the variation in gross value diminished by a 5% for the Slick Rock, 2% for West Slope, and increased by 13% for Velvet-Wood. Such variances do not materially affect the cutoff determinations and criterion used in the mineral resource estimates.

By their nature, all commodity price assumptions are forward-looking. No forward-looking statement can be guaranteed, and actual future results may vary materially.

11.7	Reasonable Prospects of Economic Extraction and Cutoff Determination

For this report underground mining using a random room and pillar configuration has been assumed for all sites. For the JD 7 site, open pit mining may be applicable. However, further investigation and evaluation of the open pit option would be necessary and has not been completed as of the effective date of this report. The random room and pilar mining method is commonly used for similar projects throughout the Colorado Plateau.

Locations of mineral resources in relationship to existing underground mine access are shown on Figures 11-2 to 11-11. Mining methods will be very similar for each site. Mining will be accomplished via random room and pillar mining methods using single boom jumbo drills for face blast holes drilling and 2 cubic yard Load Haul Dump mining equipment (LHD) used to help maintain clean mucking of mineralized material and of waste. Because of the variable grades, numerous headings are needed to maintain a consistent grade to the mineralized material stockpiles and to achieve the desired tonnage.

Conceptual CAPEX and OPEX estimates have been completed for the Velvet-Wood and Slick Rock uranium projects with mineral processing via the Shootaring Canyon Mill (Mill) and were publicly disclosed in a previous NI 43-101 report titled “The Shootaring Canyon Mill and Velvet-Wood and Slick Rock Uranium Projects, Preliminary Economic Assessment, NATIONAL

INSTRUMENT 43-101”, dated May 6, 2023 (Beahm, et al 2023). Mining and haulage costs for the West Slope project were also evaluated in a similar manner but not included in an economic assessment. CAPEX estimates for underground mine equipment, pre-production expenditures, and surface facilities were based on InfoMine™ cost data. Mine OPEX was based on InfoMine™ cost data, Bureau of Labor Statistics for Utah and Colorado (through 2021), and haulage costs to the Mill based on use of existing roads and highways and data from the American Transportation Research Institute (ATRI) and the Energy Information Administration (EIA). CAPEX and OPEX for the Mill were based on an updated evaluation by the authors of a pre-feasibility study for refurbishing the uranium mill by Lyntek completed in 2008, and the addition of a vanadium circuit.

Estimated Capital Expenditures (CAPEX) include:

●	Pre-production expenses related to engineering design, metallurgical testing, and permitting.
●	Mine facilities and equipment.
●	Direct processing plant refurbishing costs.
●	Tailings related costs.

Estimated Operating Expenditures (OPEX) include:

●	Direct mining costs.
●	Haulage and handling costs for delivery of mined and stockpiled material to the Mill.
●	Direct mineral processing costs.
●	Reclamation and bonding costs.
●	Royalties and taxes.

The Cutoff criterion for estimation of mineral resources considers minimum grade, minimum thickness and the combination of these criteria as the grade thickness product (GT). In addition to the cutoff criterion applied, individual areas of mineralization were evaluated for economic extractability based on the costs of driving a 10ft x 10 ft drift into the mineral from the closest adjacent area of grade. Isolating pods not meeting break-even returns were excluded from the mineral resource estimate. The minimum GT cutoff used in the mineral resource estimate was 0.50 GT. At the diluted 4-foot thickness this equates to a minimum grade of 0.1255 %eU3O8. Applying the minimum GT criterion and additional economic restraints, discussed herein, the estimated average mine grade for the West Slope project is 0.22 %eU3O8.

In practice, due to the configuration and variability of the deposits, minimum mining thickness and width, and restraints on mining selectivity, mineralized material will be removed from the mine which will not meet grade for immediate haulage and processing. However, this material has future economic value if it meets or exceeds marginal forward costs and will be stockpiled at the mine site for future haulage and processing. Whereas mining costs will be allocated to the mined material meeting grade for immediate haulage and processing, the value of the stockpiled lower grade material and/or lower grade material left in the mine is based on the price of the recovered products, less the any additional mining or handling costs, haulage costs, processing costs, and other direct costs including royalites and taxes but would not include write-off of CAPEX, reclamation costs. In this case the mineralized material at the minimum cutoff GT would breakeven. Table 11-1 provides the basis for the minimum GT cutoff based on marginal forward costs and demonstrates that applying the minimum GT cutoff and other economic restraints the mineral resource estimated herein has Reasonable Prospects of Future Economic Extraction.

Table 11-1:	Cutoff Calculation

OPEX	Marginal Forward Cost $/ton	Fully Loaded Costs $/ton

Mining	$80.00	$80.00

Haulage	$28.75	$28.75

Mineral Processing	$69.70	$69.70

Reclamation Mine		$4.93

Other tax, royalty, bonding	$52.50	$140.00

Total OPEX	$230.95	$323.38

CAPEX

Individual mines		$23.06

$29,930 m USD

Mill $64,800 m USD	$-	$17.25

3,756 m tons total*

Total CAPEX	$-	$48.35

Total Cost per Ton	$230.95	$371.73

Value at minimum GT	$273.50

Value at average mined grade		$437.60

Difference - Value Less Cost	$42.55	$65.87

Notes: 4 ft minimum thickness $70 Uranium, 92% recovery $12 Vanadium, 75% recovery Minimum Grade 0.075 % U3O8, V:U ratio 5	Average Grade 0.20 % U3O8, V:U ratio 5

*Total tons includes West Slope, Velvet-Wood, and Slick Rock mines feeding the Mill

Based on the depths of mineralization, continuity of mineralization, grade, thickness and GT, it is the authors’ opinion that the mineral resources at the project can be reasonably and economically recovered through underground mining methods coupled with haulage to and conventional mineral processing at Anfield’s Mill, near Ticaboo, Utah. This opinion considers a variety of additional technical and economic factors as follows.

11.7.1	Site Infrastructure

Each of the sites included in this report have been previously mined using random room and pillar mining methods. Each site was accessed by declines and had vent shafts as appropriate for ventilation and emergency egress. The mine workings were left open and accessible with locked metal grate closures at all points of entry. Each site is accessible via mine haul roads and has access to electrical power. Site access roads will require upgrading and maintenance. Site electrical needs and service will require evaluation and upgrading.

11.7.2	Mining Methods

Mining will consist of random room and pillar mining methods with decline access as was previously employed for underground uranium mining at these sites and throughout the Colorado Plateau. The characteristics of the West Slope mineral deposits are compatible with this method in that their mineralization is generally tabular with some moderate rolls, low to moderate dip, and good rock strength with respect to both roof and floor. The randomness of the room and pillar extraction is due to the variations in uranium grade and thickness encountered. Typically, mining will follow mineralization through underground long-hole drilling in advance of mining, face sampling, and geologic mapping concurrent with mining. Pillars are left where the mineralization is weaker in terms of concentration and/or thickness; however, in some cases temporary roof support will be necessary. The nature of mineralization lends itself to a high extraction rate but requires selective mining.

11.7.3	Mineral Processing

For this report, it is assumed that mineral processing will take place at Anfield’s mineral processing facility, the Shootaring Canyon Mill (Mill), which lies approximately 250 miles, by existing roads, from the West Slope mine sites.

The Mill was licensed and constructed by Plateau Resources and has had a succession of owners including US Energy and Uranium One prior to Anfield’s acquisition. The mill was constructed by Plateau Resources and operated briefly in 1982. The mill has not been decommissioned and has been under care and maintenance since cessation of operations.

Anfield purchased the Mill along with other conventional uranium assets from Uranium One including the Velvet-Wood project in August 2015.

The Mill is located in Garfield County Utah approximately 52 miles south of Hanksville, Utah in Township 36 South, Range 11 East, Sections 3 and 4 and Township 35 South, Range 11 East, Sections 33 and 34 at approximate Latitude 37o 43’ 00” North and Longitude 110o 41’ 00” West. The Mill is located on lands which are split estate, with the surface estate being fee land held by Anfield, and the mineral estate being Utah State Trust Land held by Anfield through two mineral leases totaling approximately 905 acres of surface and mineral fee lands.

The Mill has a Radioactive Materials License (RML) that is administrated by the UDEQ- DWMRC. This license currently authorizes possession of byproduct material (tailings and other milling wastes) and reclamation activities only. A license amendment to return to operational status is needed as are capital improvements. The license amendment was submitted to UDEQ in April 2024 and is under review. The issuer expects the license amendment to be approved late this year or early 2026.

The Mill was originally designed, constructed and operated to only recover uranium. Current designs for refurbishment of the mill would add a vanadium recovery circuit and upgrade the tailings disposal facility to current standards.

The mill will utilize sulfuric acid in the leaching process and solvent extraction for uranium and vanadium recovery. The products will be dried yellowcake, U3O8, and vanadium pentoxide, V2O5. Estimated metallurgical recoveries for uranium and vanadium are 92% and 75%, respectively.

11.7.4	Environmental Compliance and Permitting

Each of the mine sites has an existing mine permit, bonding and reclamation responsibilities. The existing mine permits address reclamation of the sites. New permits for mine operations will need to be filed with the Colorado Division of Reclamation, Mining, and Safety (DRMS). These are brownfield sites and baseline environmental studies are current.

The mine sites are located in Montrose County and are consistent with local land use planning. Similar mining projects in the area have met with a mixture of local support and objections from NGOs.

11.8	Confidence Classification of Mineral Resource Estimate

A mineral resource is defined as a concentration of an occurrence of natural, solid, inorganic, or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics, and continuity of a mineral resource are known, estimated, or interpreted from specific geologic evidence and knowledge (CIM, 2014). Mineral resource estimates are classified as Measured, Indicated, or Inferred based on the level of understanding and definition of the mineral resource.

While no formal economic evaluation, Preliminary Economic Assessment (PEA), Preliminary Feasibility study (PFS), or Feasibility Study (FS) has been completed and while mineral resources are not mineral reserves and do not have a demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional underground mining under current and reasonably foreseeable conditions.

The drill spacing in most areas is sufficient to support a higher level of mineral resource classification and the drill data was verified from the original drill logs, however, due to the lack of recent confirmatory drilling, the authors consider the uranium mineral resource estimates reported here as Indicated Mineral Resources.

Vanadium grade was estimated using documented mine production and comparative review of the limited number of intercepts assayed for vanadium content for each of the lease tracts. In general, the ratio of vanadium to uranium (V:U) in the Uravan mineralized deposits is typically 5:1 to 7:1. Past production from the JD-6 through JD-9 leases shows a V;U ratio of 5.8:1 Vanadium mineral resources were estimated using a more conservative 5:1 ratio. It was industry practice when these leases were developed to estimate mineral resources and control grade during mining based on the uranium grade with only limited vanadium assays. Whereas there are limited vanadium assays available for vanadium mineral resource estimation, the mineral resource estimate is considered, by the authors, as an Inferred Mineral Resource for vanadium based on the estimated tonnage of the uranium mineral resource and the vanadium grade based on the V:U ratio as previously described.

11.9	Mineral Resource Statement

Mineral resources were estimated by zone or horizon, based on geologic interpretation and correlation. Mineral resources are reported at various cutoff grades for Indicated Mineral Resources, to illustrate the effect of varying cutoff on the mineral resource. The preferred cutoff of 0.50 ft% GT is shaded in the respective tables.

11.9.1	Mineral Resource Summary

Uranium:

Indicated Mineral resources for the US DOE uranium/vanadium leases project are summarized in the following Table 11-2 which follows. Mineral resources are reported at both 0.10, 0.30, and 0.50 ft% GT cutoff (uranium) to show the effect of cutoff; however, the authors recommend the use of the 0.50 ft% GT cutoff for reporting of mineral resources (shaded in Table 11-2).

[The remainder of this page is intentionally left blank.]

Table 11-2:	Total Indicated Mineral Resources Uranium

Uranium Indicated Mineral Resource	GT Cutoff (ft% eU3O8)	AVG. Thickness (Feet)	AVG. Grade (eU3O8)	Tons	Pounds (eU3O8)

	0.1	2.2	0.120	217,000	520,000

JD-6 Lease	0.3	2.9	0.229	52,000	238,000

	0.5	3.4	0.272	31,500	171,000

	0.1	4.1	0.160	1,197,000	3,842,000

JD-7 Lease	0.3	5.9	0.196	866,000	3,388,000

	0.5	6.6	0.214	722,000	3,083,000

	0.1	3.3	0.125	676,000	1,684,000

JD-8 Lease	0.3	3.9	0.205	286,000	1,174,000

	0.5	4.6	0.241	199,000	960,000

	0.1	2.6	0.128	349,000	894,000

JD-9 Lease	0.3	4.4	0.195	141,000	551,000

	0.5	5.6	0.210	108,000	453,000

	0.1	3.1	0.142	2,439,000	6,940,000

Totals	0.3	4.3	0.199	1,345,000	5,351,000

	0.5	6.0	0.220	1,060,500	4,667,000

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50 (4 ft. of 0.125% eU3O8), with a Vanadium to Uranium Ratio 5 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound. Refer to Section 11.6.

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

10. “GT cutoff” is a marginal cutoff grade and is based on costs for mining, haulage, mineral processing, and taxes and royalties but does not include, reclamation and capital expenditure write-off as these costs are borne by the primary mined material. Refer to Section 11.7.

Vanadium:

Inferred mineral resources for the US DOE uranium/vanadium leases project are summarized in the following Table 11-3. The historical average ratio of vanadium to uranium typical for the Uravan district is 5:1 to 7:1. The 5:1 ratio of vanadium to uranium was applied for each of the four lease tracts to provide a conservative estimate of vanadium contained within the 0.50 ft% GT model limits for eU3O8. Mineral resources are reported at both 0.10, 0.30, and .050 ft% GT cutoff (relative to uranium) to show the effect of cutoff; however, the authors recommend the use of the 0.50 ft% GT cutoff for reporting of mineral resources (shaded in Table 11.3).

Table 11-3:	Total Inferred Mineral Resources Vanadium

Vanadium Inferred Mineral Resource	GT Cutoff (ft% eU3O8)	AVG. Thickness (Feet)	AVG. Grade%V2O5	Tons	Pounds (V2O5)

JD-6 Lease	0.1	2.2	0.599	217,000	2,600,000
	0.3	2.9	1.144	52,000	1,190,000
	0.5	3.4	1.357	31,500	855,000

JD-7 Lease	0.1	4.1	0.802	1,197,000	19,210,000
	0.3	5.9	0.978	866,000	16,940,000
	0.5	6.6	1.068	722,000	15,415,000

JD-8 Lease	0.1	3.3	0.623	676,000	8,420,000
	0.3	3.9	1.026	286,000	5,870,000
	0.5	4.6	1.206	199,000	4,800,000

JD-9 Lease	0.1	2.6	0.640	349,000	4,470,000
	0.3	4.4	0.977	141,000	2,755,000
	0.5	5.6	1.049	108,000	2,265,000

Totals	0.1	3.1	0.711	2,439,000	34,700,000
	0.3	4.3	0.995	1,345,000	26,755,000
	0.5	6.0	1.100	1,060,500	23,335,000

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50 (4 ft. of 0.125% eU3O8), with a Vanadium to Uranium Ratio 5 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound. Refer to Section 11.6.

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

10. “GT cutoff” is a marginal cutoff grade and is based on costs for mining, haulage, mineral processing, and taxes and royalties but does not include, reclamation and capital expenditure write-off as these costs are borne by the primary mined material. Refer to Section 11.7.

While no formal economic evaluation, Preliminary Economic Assessment (PEA), Preliminary Feasibility study (PFS), or Feasibility Study (FS) has been completed and while mineral resources are not mineral reserves and do not have demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional mining under current and reasonably foreseeable conditions.

11.10 Uranium Mineral Resource Estimates by Project Area

11.10.1	Indicated Uranium Mineral Resources, JD-6 Lease

The mineral resource estimate for the JD-6 Lease Area of the Project is presented in Table 11-4. See Figures 11-2 and 11-3 for the JD-6 Lease GT and T resource models. The JD-6 Lease has four discrete mineralized zones distributed across the area and is focused primarily within the Lower Brushy Basin and upper Saltwash members of the Morrison Formation. All four mineralized zones contain drill hole intercepts which met initial grade cutoff criteria and were modelled at the 0.1 ft% GT Cutoff. However, only Zones B, C, and E meet the preferred 0.5 ft% GT cutoff criteria for reporting, shaded in Table 11.4.

Table 11-4:	Indicated Mineral Resources Uranium, JD-6 Lease

Zone	GT Cutoff (ft%)	AVG. Thickness (ft)	AVG. Grade (%eU3O8)	Tons	Pounds (eU3O8)

A	0.1	3	0.052	13,000	14,000
	0.3	-	-	-	-
	0.5	-	-	-	-

B	0.1	2.7	0.14	28,000	77,000
	0.3	3.4	0.207	14,000	56,000
	0.5	3.4	0.219	10,500	46,000

C	0.1	2	0.15	101,000	304,000
	0.3	2.7	0.237	38,000	182,000
	0.5	2.7	0.298	21,000	125,000

D	0.1	2.2	0.082	39,000	64,000
	0.3	-	-	-	-
	0.5	-	-	-	-

E	0.1	2.2	0.084	36,000	61,000
	0.3	-	-	-	-
	0.5	-	-	-	-

Total	0.1	2.2	0.12	217,000	520,000
	0.3	2.9	0.229	52,000	238,000
	0.5	2.9	0.272	31,500	171,000

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50 (4 ft. of 0.125% eU3O8), with a Vanadium to Uranium Ratio 5 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound. Refer to Section 11.6.

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

10. “GT cutoff” is a marginal cutoff grade and is based on costs for mining, haulage, mineral processing, and taxes and royalties but does not include, reclamation and capital expenditure write-off as these costs are borne by the primary mined material. Refer to Section 11.7.

While no formal economic evaluation, Preliminary Economic Assessment (PEA), Preliminary Feasibility study (PFS), or Feasibility Study (FS) has been completed and while mineral resources are not mineral reserves and do not have demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional mining under current and reasonably foreseeable conditions.

[The remainder of this page is intentionally left blank.]

Figure 11-2:	JD-6 LEASE: Zone B GT Banding & T Contours

T46N R17W
UNDERGROUND MINE WORKINGS
C-1
C-2
C-3
C-4
C-5
C-6
C-7
C-8
C-9
C-10
C-11
C-12
C-13
C-14
C-15
C-16
C-17
C-18
Sec 21 Sec 22
Sec 28 Sec 27
GT RANGE TABLE
Minimum GT | Maximum GT | Color
0.100 | 0.150
0.150 | 0.200
0.200 | 0.250
0.250 | 0.300
0.300 | 0.400
0.400 | 0.500
0.500 | 0.600
0.600 | 0.700
0.700 | 0.800
0.800 | 0.900
0.900 | 1.000
1.000 | 2.000
2.000 | 3.000
3.000 | 5.000
300' 0 150' 300'
1 inch = 300'
LEGEND
PROPERTY BOUNDARY
THICKNESS MODEL C.I.-2'
AREAS NOT MEETING MINIMUM REQUIREMENTS

Figure 11-3:	JD-6 LEASE: Zone C GT Banding & T Contours

T46N R17W
UNDERGROUND MINE WORKINGS
C-1
C-2
C-3
C-4
C-5
C-6
C-7
C-8
C-9
C-10
C-11
C-12
C-13
C-14
C-15
C-16
C-17
C-18
Sec 21 Sec 22
Sec 28 Sec 27
300' 0 150' 300'
1 inch = 300'
LEGEND
PROPERTY BOUNDARY
THICKNESS MODEL C.I.-2'
AREAS NOT MEETING MINIMUM REQUIREMENTS

GT RANGE TABLE		
Minimum GT	Maximum GT	Color
0.100	0.150	
0.150	0.200	
0.200	0.250	
0.250	0.300	
0.300	0.400	
0.400	0.500	
0.500	0.600	
0.600	0.700	
0.700	0.800	
0.800	0.900	
0.900	1.000	
1.000	2.000	
2.000	3.000	
3.000	5.000	

AREA	U_3O_8 RESOURCE LBS.
C-1	12,226
C-4	26,423
C-6	14,619
C-7	16,826
C-11	32,026
C-12	21,837
C-14	16,839
C-17	40,844
TOTAL @ 0.3 GT	**181,640**

11.10.2	Indicated Uranium Mineral Resources, JD-7 Lease

The mineral resource estimate for the JD-7 Lease Area of the Project is presented in Table 11-5. The 0.5 GT cutoff is recommended for reporting and is shaded in the table. See Figures 11-4 to 11-7 for the JD-7 Lease GT and T resource models. The JD-7 Lease has four discrete mineralized zones distributed across the area and is focused primarily within the Lower Brushy Basin and upper Saltwash members of the Morrison Formation. All four mineralized zones contain drill hole intercepts which met initial grade cutoff criteria and GT Cutoffs.

Table 11-5:	Indicated Mineral Resources Uranium, JD-7 Lease

Zone	GT Cutoff (ft%)	AVG. Thickness (ft)	AVG. Grade (%eU3O8)	Tons	Pounds (eU3O8)

A	0.1	2.9	0.090	158,000	285,000
	0.3	4.4	0.131	63,000	166,000
	0.5	4.6	0.173	32,000	109,000

B	0.1	3.9	0.460	155,000	438,000
	0.3	5.3	0.169	109,000	368,000
	0.5	5.8	0.200	78,000	314,000

C	0.1	3	0.146	246,000	720,000
	0.3	4.4	0.211	135,000	568,000
	0.5	4.9	0.240	102,000	491,000

D	0.1	5.5	0.188	638,000	2,399,000
	0.3	6.8	0.204	559,000	2,286,000
	0.5	7.6	0.213	510,000	2,169,000

Total	0.1	4.1	0.160	1,197,000	3,842,000
	0.3	5.9	0.196	866,000	3,388,000
	0.5	6.6	0.214	722,000	3,083,000

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50 (4 ft. of 0.125% eU3O8), with a Vanadium to Uranium Ratio 5 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound. Refer to Section 11.6.

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

10. “GT cutoff” is a marginal cutoff grade and is based on costs for mining, haulage, mineral processing, and taxes and royalties but does not include, reclamation and capital expenditure write-off as these costs are borne by the primary mined material. Refer to Section 11.7.

While no formal economic evaluation, Preliminary Economic Assessment (PEA), Preliminary Feasibility study (PFS), or Feasibility Study (FS) has been completed and while mineral resources are not mineral reserves and do not have demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional mining under current and reasonably foreseeable conditions.

[The remainder of this page is intentionally left blank.]

Figure 11-4: JD-7 LEASE: Zone A GT Banding & T Contours

T46N R17W
A-1
A-2
A-3
A-4
A-5
A-6
A-7
Sec 16
Sec 21
GT RANGE TABLE
Minimum GT | Maximum GT | Color
0.100 | 0.150
0.150 | 0.200
0.200 | 0.250
0.250 | 0.300
0.300 | 0.400
0.400 | 0.500
0.500 | 0.600
0.600 | 0.700
0.700 | 0.800
0.800 | 0.900
0.900 | 1.000
1.000 | 2.000
2.000 | 3.000
3.000 | 5.000
1 inch = 200'
LEGEND
PROPERTY BOUNDARY
THICKNESS MODEL C.I.-5'
AREAS NOT MEETING MINIMUM REQUIREMENTS

Figure 11-5: JD-7 LEASE: Zone B GT Banding & T Contours

T46N R17W
Sec 16
Sec 21
B-1
B-2
GT RANGE TABLE
Minimum GT | Maximum GT | Color
0.100 | 0.150
0.150 | 0.200
0.200 | 0.250
0.250 | 0.300
0.300 | 0.400
0.400 | 0.500
0.500 | 0.600
0.600 | 0.700
0.700 | 0.800
0.800 | 0.900
0.900 | 1.000
1.000 | 2.000
2.000 | 3.000
3.000 | 5.000
LEGEND
PROPERTY BOUNDARY
THICKNESS MODEL C.I.-5'
1 inch = 200'

Figure 11-6: JD-7 LEASE: Zone C GT Banding & T Contours

C-1
C-2
EXISTING OPEN PIT
C-3
C-4
C-5
Sec 16
Sec 21
C-6
C-7
Sec 15
Sec 22
C-8
C-9
C-10
C-11
C-12
C-13
1 inch = 300'
LEGEND
PROPERTY BOUNDARY
THICKNESS MODEL C.I.-5'
AREAS NOT MEETING
MINIMUM REQUIREMENTS

GT RANGE TABLE		
Minimum GT	Maximum GT	Color
0.100	0.150	
0.150	0.200	
0.200	0.250	
0.250	0.300	
0.300	0.400	
0.400	0.500	
0.500	0.600	
0.600	0.700	
0.700	0.800	
0.800	0.900	
0.900	1.000	
1.000	2.000	
2.000	3.000	
3.000	5.000

Figure 11-7:	JD-7 LEASE: Zone D GT Banding & T Contours

11.10.3	Indicated Mineral Resources, JD-8 Lease

The mineral resource estimate for the JD-8 Lease Area of the Project is presented in Table 11-6. The 0.5 GT cutoff is recommended for reporting and is shaded in the table. See Figures 11-8 to 11-10 for the JD-8 Lease GT and T resource models. The JD-8 Lease has three discrete mineralized zones distributed across the area and is focused primarily within the mid to lower Brushy Basin and upper Saltwash members of the Morrison Formation. All three mineralized zones contain drill hole intercepts which met initial grade cutoff GT Cutoffs.

Table 11-6:	Indicated Mineral Resources Uranium, JD-8 Lease

Zone	GT Cutoff (ft%)	AVG. Thickness (ft)	AVG. Grade (%eU3O8)	Tons	Pounds (eU3O8)

A	0.1	4.5	0.065	299,000	390,000
	0.3	5.3	0.118	82,000	195,000
	0.5	5.3	0.148	47,000	140,000

B	0.1	2.1	0.136	50,000	135,000
	0.3	2.2	0.480	7,000	62,000
	0.5	2.2	0.512	6,000	59,000

C	0.1	2.9	0.177	327,000	1,159,000
	0.3	3.6	0.233	197,000	917,000
	0.5	3.6	0.260	147,000	761,000

Total	0.1	3.3	0.125	676,000	1,684,000
	0.3	3.9	0.205	286,000	1,174,000
	0.5	3.9	0.241	199,000	960,000

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50 (4 ft. of 0.125% eU3O8), with a Vanadium to Uranium Ratio 5 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound. Refer to Section 11.6.

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

10. “GT cutoff” is a marginal cutoff grade and is based on costs for mining, haulage, mineral processing, and taxes and royalties but does not include, reclamation and capital expenditure write-off as these costs are borne by the primary mined material. Refer to Section 11.7.

While no formal economic evaluation, Preliminary Economic Assessment (PEA), Preliminary Feasibility study (PFS), or Feasibility Study (FS) has been completed and while mineral resources are not mineral reserves and do not have demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional mining under current and reasonably foreseeable conditions.

Figure 11-8: JD-8 LEASE: Zone A GT Banding & T Contours

T45N R17W
S18 S17
S19 S20
A-1
A-2
A-3
A-4
A-5
A-6
A-7
A-8
A-9
A-10
A-11
A-12
A-13
600' 0 300' 600'
1 inch = 600'
LEGEND
PROPERTY BOUNDARY
THICKNESS MODEL C.I.-5'
AREAS NOT MEETING MINIMUM REQUIREMENTS

GT RANGE TABLE		
Minimum GT	Maximum GT	Color
0.100	0.150	
0.150	0.200	
0.200	0.250	
0.250	0.300	
0.300	0.400	
0.400	0.500	
0.500	0.600	
0.600	0.700	
0.700	0.800	
0.800	0.900	
0.900	1.000	
1.000	2.000	
2.000	3.000	
3.000	5.000

Figure 11-9:	JD-8 LEASE: Zone B GT Banding & T Contours

T46N R17W
S18 S17
S19 S20
GT RANGE TABLE
Minimum GT | Maximum GT | Color
0.100 | 0.150
0.150 | 0.200
0.200 | 0.250
0.250 | 0.300
0.300 | 0.400
0.400 | 0.500
0.500 | 0.600
0.600 | 0.700
0.700 | 0.800
0.800 | 0.900
0.900 | 1.000
1.000 | 2.000
2.000 | 3.000
B-1
B-2
B-3
B-4
B-5
B-6
B-7
B-8
B-9
B-10
B-11
600' 0 300' 600'
1 inch = 600'
LEGEND
PROPERTY BOUNDARY
THICKNESS MODEL C.I.-1'
AREAS NOT MEETING MINIMUM REQUIREMENTS

Figure 11-10:	JD-8 LEASE: Zone C GT Banding & T Contours

T46N R17W
C-1
C-2
C-3
C-4
C-5
C-6
C-7
C-8
C-9
C-10
C-11
C-12
C-13
S18 S17
S19 S20
UNDERGROUND MINE WORKINGS
600' 0 300' 600'
1 inch = 600'
LEGEND
PROPERTY BOUNDARY
THICKNESS MODEL C.I.-5'
AREAS NOT MEETING MINIMUM REQUIREMENTS

AREA	U308 RESOURCE LBS.
C-4	357,878
C-6	340,387
C-7	148,196
C-8	26,643
C-9	63,665
TOTAL @ .3 GT	**936,769**

GT RANGE TABLE		
Minimum GT	Maximum GT	Color
0.100	0.150	
0.150	0.200	
0.200	0.250	
0.250	0.300	
0.300	0.400	
0.400	0.500	
0.500	0.600	
0.600	0.700	
0.700	0.800	
0.800	0.900	
0.900	1.000	
1.000	2.000	
2.000	3.000	
3.000	5.000

11.10.4	Indicated Mineral Resources, JD-9 Lease

The mineral resource estimate for the JD-9 Lease Area of the Project is presented in Table 11-7. The 0.5 GT cutoff is recommended for reporting and is shaded in the table. See Figure 11-11 for the JD-9 Lease GT and T resource models. The JD-9 Lease has three discrete mineralized zones distributed across the area and is focused primarily within the upper Saltwash member of the Morrison Formation. Only one of the three mineralized zones contain drill hole intercepts which met initial grade and GT Cutoffs.

Table 11-7:	Indicated Mineral Resources Uranium, JD-9 Lease

Zone	GT Cutoff (ft%)	AVG. Thickness (ft)	AVG. Grade (%eU3O8)	Tons	Pounds (eU3O8)

A	0.1	-	-	-	-
	0.3	-	-	-	-
	0.5	-	-	-	-

B	0.1	-	-	-	-
	0.3	-	-	-	-
	0.5	-	-	-	-

C	0.1	2.6	0.128	349,000	894,000
	0.3	4.4	0.195	141,000	551,000
	0.5	0	0.000	0	0

Total	0.1	2.6	0.128	349,000	894,000
	0.3	4.4	0.195	141,000	551,000
	0.5	5.6	0.210	108,000	453,000

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.50 (4 ft. of 0.125% eU3O8), with a Vanadium to Uranium Ratio 5 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound. Refer to Section 11.6.

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

10. “GT cutoff” is a marginal cutoff grade and is based on costs for mining, haulage, mineral processing, and taxes and royalties but does not include, reclamation and capital expenditure write-off as these costs are borne by the primary mined material. Refer to Section 11.7.

While no formal economic evaluation, Preliminary Economic Assessment (PEA), Preliminary Feasibility study (PFS), or Feasibility Study (FS) has been completed and while mineral resources are not mineral reserves and do not have demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional mining under current and reasonably foreseeable conditions.

Figure 11-11: JD-9 LEASE: Zone C GT Banding & T Contours

UNDERGROUND MINE WORKINGS
C-1
C-2
C-3
C-4
C-5
C-6
C-7
C-8
C-9
C-10
C-11
C-12
C-13
C-14
C-15
C-16
C-17
C-18
C-19
C-20
C-21
C-22
C-23
C-24
C-25
C-26
C-27
C-28
C-29
C-30
C-31
C-32
C-33
C-34
C-35
C-36
C-37
T46N R18W
T46N R17W
Sec 25 Sec 30
Sec 36 Sec 31
400' 0 200' 400'
1 inch = 400'
GT RANGE TABLE
Minimum GT Maximum GT Color
0.100 0.150
0.150 0.200
0.200 0.250
0.250 0.300
0.300 0.400
0.400 0.500
0.500 0.600
0.600 0.700
0.700 0.800
0.800 0.900
0.900 1.000
1.000 2.000
2.000 3.000
3.000 5.000
LEGEND
PROPERTY BOUNDARY
THICKNESS MODEL C.I.-5'
AREAS NOT MEETING MINIMUM REQUIREMENTS

11.11 Risk Factors That May Affect the Mineral Resource Estimate

Factors that may affect the mineral resource estimate include:

●	assumptions as to forecasted uranium price.
●	changes to the assumptions used to generate the GT cutoff.
●	changes to future commodity demand.
●	variance in the grade and continuity of mineralization from what was interpreted by drilling and estimation techniques.
●	density assignments.
●	assumptions as to the continued ability to access the site, retain mineral and surface rights titles, maintain environment and other regulatory permits and maintain the social license to operate.

Mineral resources do not have demonstrated economic viability, but they have technical and economic constraints applied to them to establish reasonable prospects for economic extraction. The geological evidence supporting inferred mineral resources is derived from adequately detailed and reliable exploration, sampling and testing, and is sufficient to reasonably assume geological and grade continuity.

The QP expects that the majority of the inferred and indicated mineral resources could be upgraded to indicated and measured mineral resources, respectively, with additional drilling. Larger inferred and indicated resources may also be quantified with further evaluation of current Project economics.

11.12 QP Opinion on the Mineral Resource Estimate

In the opinion of the authors, the data available for the Project is sufficiently reliable for estimation of mineral resources for the purpose of this IA.

[The remainder of this page is intentionally left blank.]

12.0 MINERAL RESERVE ESTIMATES

This section is not relevant to this Report.

[The remainder of this page is intentionally left blank.]

13.0 MINING METHODS

This section is not relevant to this Report.

[The remainder of this page is intentionally left blank.]

14.0 RECOVERY METHODS

This section is not relevant to this Report.

[The remainder of this page is intentionally left blank.]

15.0 INFRASTRUCTURE

This section is not relevant to this Report.

[The remainder of this page is intentionally left blank.]

16.0 MARKET STUDIES AND CONTRACTS

This section is not relevant to this Report.

[The remainder of this page is intentionally left blank.]

17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

This section is not relevant to this Report.

[The remainder of this page is intentionally left blank.]

18.0 CAPITAL AND OPERATING COSTS

This section is not relevant to this Report.

[The remainder of this page is intentionally left blank.]

19.0 ECONOMIC ANALYSIS

This section is not relevant to this Report.

[The remainder of this page is intentionally left blank.]

20.0 ADJACENT PROPERTIES

There are no adjacent properties which are not already held by Anfield Energy or its subsidiaries that are considered relevant to the IA.

[The remainder of this page is intentionally left blank.]

21.0	OTHER RELEVANT DATA AND INFORMATION

The authors are not aware of additional data or information pertaining to this project which would materially change the conclusions of this report.

[The remainder of this page is intentionally left blank.]

22.0 INTERPRETATION AND CONCLUSIONS

This IA for the Project has been prepared in accordance with the regulations set forth in S-K 1300 (Part 229 of the 1933 Securities Act). Its objective is to disclose the mineral resources at the Project.

22.1	Conclusions

Each of the four subject mineral leases, JD-6, JD-7, JD-8, and JD-9, have been mined successfully in the past by conventional underground methods. A portion of the JD-7 resource was partially stripped with the intent of mining open-pit excavation. The current mineral resource estimates are based on the development of the resources in a similar manner. Uranium and vanadium mineralization is found in the Saltwash member of the Jurassic Morrison Formation. The mineralization is tabular in nature, based on available data and descriptions of the deposits and interpretation of the drill data.

Drill data was available for 2,198 drill holes. Mineral resources were estimated using the Grade times Thickness (GT) Contour method. The primary data modeled are equivalent uranium values as determined by downhole geophysical logging and reported as %eU3O8. A radiometric disequilibrium factor of 1 was used.

While no formal economic evaluation, Preliminary Economic Assessment (PEA), Preliminary Feasibility study (PFS), or Feasibility Study (FS) has been completed and while mineral resources are not mineral reserves and do not have demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional mining under current and reasonably foreseeable conditions.

The drill spacing in most areas is sufficient to support a higher level of mineral resource classification, however, due to the historical nature of the drill data with no recent confirmatory drilling, the uranium mineral resource estimates reported here are considered Indicated Mineral Resources.

Mineral Resources are summarized in Section 11 of this report.

22.2	Risks and Opportunities

It is the authors’ opinion that the risks associated with this project are moderate as there has been past mining on the leases and the mine workings generally remain open and accessible. In addition, mining permits are in place although they would need to be updated. However, there are risks similar in nature to other mining projects in general and uranium mining projects specially, i.e., risks common to mining projects include:

●	risks associated with mineral reserve and resource estimates, including the risk of errors in assumptions or methodologies.
●	risks associated with estimating mineral extraction and recovery, forecasting future price levels necessary to support mineral extraction and recovery.
●	uncertainties and liabilities inherent to conventional mineral extraction and recovery.

●	geological, technical and processing problems, including unanticipated metallurgical difficulties, less than expected recoveries, ground control problems, process upsets, and equipment malfunctions.
●	risks associated with labor costs, labor disturbances, and unavailability of skilled labor.
●	risks associated with the availability and/or fluctuations in the costs of raw materials and consumables used in the production processes.
●

risks associated with environmental compliance and permitting, including those created by changes in environmental legislation and regulation, and delays in obtaining permits and licenses that could impact expected mineral extraction and recovery levels and costs.

●	actions taken by regulatory authorities with respect to mineral extraction and recovery activities.

The Project should anticipate some specific risks as follows.

●

Based on the experience of other proposed mines in the Uravan district, some level of public opposition given its geographical location. However, Anfield controls the Shootaring Canyon (Ticaboo) mill near Ticaboo, Utah. The mill has a source material license from the State of Utah which would require updating and revision to allow operations and the mill would require refurbishment, but it is considered reasonable to presume mined material from the Project could ultimately be processed at Ticaboo.

●	The combined royalty burden from both Cotter and the DOE is considered excessive in comparison to typical industry practice and may inhibit the development of the Project.

Readers are cautioned that any estimate of forward cost or commodity price is by its nature forward-looking. It would be unreasonable to rely on any such forward-looking statements and information as creating any legal rights. The statements and information are not guarantees and may involve known and unknown risks and uncertainties, actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward-looking statements or information as a result of various factors. Such risks and uncertainties include risks generally encountered in the exploration, development, operation and closure of mineral properties and processing facilities. Forward-looking statements are subject to a variety of known and unknown risks and uncertainties.

[The remainder of this page is intentionally left blank.]

23.0	RECOMMENDATIONS

The following recommendations assume that Anfield will choose to complete data verification, metallurgical and other studies necessary to support a Preliminary Economic Assessment (PEA) for the project prior to reaching a production decision for the Project.

The recommended project development program, summarized in Table 23.1, with total estimated expenditures of $750,000 (US dollars) includes:

●	Collect core samples from select areas across the project in a manner representative of the overall resource area and/or complete test mining to obtain a bulk sample of mineralized material.
●	Analyze the samples for uranium, vanadium, and radium to evaluate disequilibrium and the ratio of vanadium to uranium.
●	Complete bench scale testing of mechanical sorting of the mined material prior to mineral processing to upgrade the mined material.
●	Complete bench scale metallurgical testing of the bulk sample for anticipated mill processing alternatives including conventional milling, vat and heap leaching, or other options.
●	Completion of a PEA

Table 23-1:  Phase 1 Recommendations

Expense Category	Scope of Services	Estimated Cost
Core Drilling or Test Mining	Complete 10 core holes representative of the mineralization across the project	$ 250,000
Sample Assays	Chemical assays for uranium and other metals and constituents. Physical testing for porosity and permeability.	$ 50,000
Test Mechanical Sorting	Mechanical sorting may include radiometric sorting or sizing of the mineralized material to upgrade the mineralized material.	$ 50,000
Metallurgical Testing	Metallurgical testing including bench scale to optimize leach parameters followed by bulk testing of material based for including conventional milling, vat and heap leaching.	$ 200,000
PEA	Complete a PEA including preliminary mine and mill designs and cost estimation.	$ 200,000
Total Estimated Cost		$ 750,000

[The remainder of this page is intentionally left blank.]

24.0	REFERENCES

24.1	Bibliography

Beahm, D.L. et al., 2023, “The Shootaring Canyon Mill and Velvet-Wood and Slick Rock Uranium Projects, Preliminary Economic Assessment National Instrument 43-101” prepared for Anfield Energy, Inc. by BRS, Inc. and T.P McNulty and Associates, Inc., May 6.

Beahm, D.L. et al., 2022, “US DOE Uranium/Vanadium Leases JD-6, JD-7, JD-8, and JD-9 Montrose County, Colorado, USA” prepared for Anfield Energy Inc. by BRS, Inc., April 10.

Behre Dolbear and Company (USA) Inc., 2007, Technical Report on Nine Properties Held by Cotter Corporation in Montrose and San Miguel Counties, Colorado, USA, 80p.

Carter, F.W., Jr., 1954, Geologic Map of the Bull Canyon Quadrangle, Colorado, USGS Geological Quadrangle Map 33, 1 plate, 1:24,000 scale.

CIM Standing Committee on Reserve Definitions, 2014, “CIM Definition Standards for Mineral Resources & Mineral Reserves”, Canadian Institute of Mining, Metallurgy and Petroleum.

Dodd, P. H., and Droullard, R. F., 1967, “Borehole logging methods for exploration and evaluation of uranium deposits”, U.S. Atomic Energy Commission.

McKay, A. D. et al, 2007, “Resource Estimates for In Situ Leach Uranium Projects and Reporting Under the JORC Code”, Bulletin November/December.

Shawe, D. R et. al, 2011 “Uranium-Vanadium Deposits of the Slick Rock District, Colorado,” USGS Professional Paper 576-F, p. 19-20, 27.

TradeTech, 2022, “Uranium Market Study 2022”, Issue 3

U.S. Geological Survey, 2025, “Mineral Commodity Summaries 2025”, Version 1.1, February.

Weeks, A.D., 1956, Mineralogy and Oxidation of the Colorado Plateau Uranium Ores, US Geological Survey Paper 300, p. 187-193.

Weir, D.B., 1952, Geologic Guides to Prospecting for Carnotite Deposits on the Colorado Plateau, in U.S. Geological Survey Bulletin 988-B, P. 15-27.

West, J., 1975, “Uranium Logging Techniques”, Century.

[The remainder of this page is intentionally left blank.]

25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

Reliance on information provided by Anfield is identified in Table 25-1 below.

Table 25-1: Information Provided by the Registrant

Category of Information	Section of Report	Reason

Drilling data	Section 11	Drilling data from Cotter was provided and used to build the database and model the resource.

Mineral Tenor	Throughout	Relied upon for defining the mineral holdings of Anfield in development of this report.

Historical Technical Reports	Throughout	Source of historical production.

[The remainder of this page is intentionally left blank.]

26.0	DATE AND SIGNATURE PAGE

CERTIFICATE OF AUTHOR

I, Douglas L. Beahm, P.E., P.G., do hereby certify that:

1.	I am co-author of the report titled “WEST SLOPE URANIUM PROJECT: US DOE URANIUM/VANADIUM LEASES JD-6, JD-7, JD-8, AND JD-9 INITIAL ASSESSMENT”, dated June 12, 2025.
2.	I am the Principal Engineer and President of BRS, Inc., 1130 Major Avenue, Riverton, Wyoming 82501.
3.

I graduated with a Bachelor of Science degree in Geological Engineering from the Colorado School of Mines in 1974. I am a licensed Professional Engineer in Wyoming, Colorado, Utah, and Oregon; a licensed Professional Geologist in Wyoming; a Registered Member of the SME.

4.

I have worked as an engineer and a geologist for over 50 years. My work experience includes uranium exploration, mine production, and mine/mill decommissioning and reclamation. Specifically, I have worked with numerous uranium projects in the US and abroad.

5.	I was last present at the site on March 3rd and 4th 2024.
6.

I am not fully independent of the issuer. While Anfield is but one of many clients for whom BRS Inc. provides consulting services, I also serve as Anfield’s Chief Operating Officer on a contractual basis. I hold no stock or other financial interest in Anfield.

7.	I do not have prior working experience on the property as stated in the report.
8.

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration, and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

Dated this 12th day of June 2025

Signed and Sealed

Douglas L. Beahm, PE, PG, SME Registered Member

[The remainder of this page is intentionally left blank]

CERTIFICATE OF AUTHOR

CARL DAVID WARREN

I, Carl David Warren, P.E., P.G., do hereby certify that:

1.	I am co-author of the report titled “WEST SLOPE URANIUM PROJECT: US DOE URANIUM/VANADIUM LEASES JD-6, JD-7, JD-8, AND JD-9 INITIAL ASSESSMENT”, dated June 12, 2025.
2.	I am a Project Engineer for BRS Engineering Inc., located in Riverton Wyoming, at 1130 Major Ave.
3.

I graduated with a Bachelor of Science in Geological Engineering from the Colorado School of Mines in 2009 and have a Master of Science Degree in Nuclear Engineering from the Colorado School of Mines in 2013. I am Licensed Professional Engineer in the State of Wyoming.

4.

I have worked as both an engineer and a geologist for a cumulative 14 years and have over 17 years of working experience in the mining industry. My relevant work experience includes underground mining, ore control, geological mapping, core logging and data management, uranium exploration, and uranium resource modelling.

5.	I was last present at the site on March 12, 2025.
6.	I am independent of the issuer. I hold no stock, options or have any other form of financial connection to Anfield.
7.	I do not have prior working experience on the property.
8.

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration, and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

Dated this 12th day of June 2025

Signed and Sealed

Carl David Warren P.E. P.G.

[The remainder of this page is intentionally left blank.]